Execution version CONTENTS Page 32. Definitions 3 33. Interpretations 18 34. Background 19 35. Pre-delivery and Delivery 20 36. Conditions precedent 22 37. Bunkers and luboils 24 38. Further maintenance and operation 24 39. Structural changes and alterations 25 40. Hire 26 41. Insurance 29 42. Redelivery 34 43. Redelivery conditions 34 44. Owners' mortgage 36 45. Diver's inspection at redelivery 37 46. Owners' undertaking 37 47. Charterers' representations and warranties 37 48. Charterers' undertakings 42 49. Earnings Account 48 50. Financial covenants 48 51. Termination Events 50 52. Sub-chartering and assigmnent 55 53. Owners' undertaking regarding change of V esse! registration 56 54. Purchase obligation and transfer of title 56 55. Sale of Vessel by the Owners 57 56. Total Loss 58 57. Fees and expenses 59 58. Stamp duties and taxes 59 59. Operational notifiable events 59 60. Further indemnities 60 61. Set-off 62 62. Further assurances and undertakings 62 63. Cumulative rights 62 64. Day count convention 62 65. No waiver 62 66. Entire agreement 62 67. Invalidity 63 HongKong\2550616.3

68.	English language	63
69.	No partnership	63
70.	Notices	63
71.	Conflicts	64
72.	Survival of Charterers' obligations	64
73.	Counterparts	64
74.	Confidentiality	64
75.	Third Parties Act	65
76.	Law and jurisdiction	65
77.	Waiver of immunity	65
78.	FATCA	66

SCHEDULE 1 RELATED VESSEL AND RELEVANT INFORMATION 67

SCHEDULE 2 FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE 68

SCHEDULE 3 FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE 69

SCHEDULE 4 SCHEDULE OF HIRE PERIOD AMORTISING PRINCIPAL OF EARLY TERMINATION AMOUNTS 70

SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE 71

SIGNATURE PAGE 72

HongKong\2550616.3

32. Definitions In this Charter: "Account Bank" means the New York branch of Industrial and Commercial Bank of China (or such other bank or financial institution as selected or designated by the Owners in consultation with the Charterers from time to time). "Account Charge" means the account pledge and security agreement over the Earnings Account and all amounts from time to time standing to the credit to the Earnings Account from the Charterers in favour of the Security Trustee, which shall not become effective until a Termination Event has occurred and is continuing. "Actual Delivery Date" means the date of delivery of the Vessel by the Owners to the Charterers under this Charter. "Affiliate" means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company. "Agreement Term" means the period commencing on the date of this Charter and terminating on the later of: (a) the expiration of the Charter Period; and (b) the date on which all money of any nature owed by the Obligors to the Owners under the Transaction Documents or otherwise in connection with the Vessel have been paid in full to the Owners and no obligations of the Obligors of any nature to the Owners or otherwise in connection with the Transaction Documents or with the Vessel remain unperformed or undischarged. "Al\1L Laws" means as to any person and in relation to money laundering or terrorism, the constitutional or organisational documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other governmental authority, and the interpretation or administration thereof, in each case applicable to and binding upon such person or any of its property or to which such person or any of its property is subject. "Approved Broker" means each of Arrow Sale & Purchase (UK) Limited, Braemar ACM Shipbroking, Clarkson Platou, Feamley, Lorentzen & Stemoco and any other reputable and independent ship brokers acceptable to and appointed by the Owners. "Approved Manager" in relation to the Vessel, means (i) Teekay Shipping Limited, (ii) TGP, (iii) any other member of the Teekay Group, or (iv) any other management company reasonably acceptable to the Owners and appointed by the Charterers. "Arrangement Fee" has the meaning given to such term in paragraph (a) of Clause 57 (Fees and expenses). "Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration. HongKong\2550616.3

"Break Costs" means all documented costs, losses, premiums or penalties incurred by tbe Owners as a result of: (a) the receipt by the Owners of any Hire amount under or in relation to tbe Transaction Documents; (b) the receipt by tbe Owners of tbe Early Termination Amount on a day otber than the relevant Termination Payment Date; and/or (c) in respect of any otber amount payable to tbe Owners under or in relation to tbe Transaction Documents, tbe receipt by tbe Owners of such amount on a day otber tban the due date for payment of tbe sum in question, in each case including (but not limited to) any break costs incurred by tbe Owners under tbe Finance Documents but always excluding all swap breakage costs (or equivalent costs) which tbe Owners may incur as a result of tbem entering into any arrangements for tbe purposes of hedging tbe types of liabilities and/or risks arising out of or in connection with tbe Finance Documents. "Builder" means Daewoo Shipbuilding and Marine Engineering Co. Ltd., a company incorporated under the Jaws of the Republic of Korea whose registered office is at 125, Namdaemun-ro, Jung-gu, Seoul, Korea. "Building Contract" means the shipbuilding contract in respect of the Vessel dated 12 December 2012 and made between tbe Sellers (as buyer) and tbe Builder (as seller) (as amended by an amendment no. 1 dated 19 November 2013 made between tbe Sellers (as buyer) and tbe Builder (as seller)) in relation to tbe construction and sale and purchase of tbe Vessel, as amended, supplemented and/or varied from time to time. "Business Day" means a day (otber tban a Saturday or Sunday) on which banks and financial markets are open for business: (a) (in relation to tbe determination of tbe Aetna! Delivery Date) in The Republic of Korea and The Commonwealth of tbe Bahamas; (b) (otbertban in relation to any date for payment) in Beijing and Vancouver; and (c) (in relation to any date for payment) in Beijing, New York and Vancouver. "Business Ethics Laws" means any laws, regulations and/or otber legally binding requirements or determinations in relation to bribery, corruption, fraud, money-laundering, terrorism, sanctions, collusion bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are applicable to eitber party or to any jurisdiction where activities are performed and which shall include: (i) tbe United Kingdom Bribery Act 2010, (ii) tbe United States Foreign Corrupt Practices Act 1977 and (v) any United States, United Nations, Canadian or European Union sanctions. "Cancellation Date" means tbe "Cancelling Date" as set out in tbe MOA (for the avoidance of doubt, as tbe same may be extended from time to time). "Change of Control" means if: (a) in relation to tbe Charter Guarantor: (i) (where all management powers over tbe business and affairs of tbe Charter Guarantor are vested exclusively in its general partner), (A) Teekay GP LLC ceases to be tbe general partner of tbe Charter HongKong\2550616.3 4

Guarantor; or (B) Teekay Parent ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights in Teekay GP LLC; or (ii) (where all management powers over the business and affairs of the Charter Guarantor become vested exclusively in the board of directors of the Charter Guarantor), Teekay Parent ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors; and (b) in relation to the Charterers, the Charter Guarantor ceases to be the one hundred per cent (100%) legal and beneficial owner of the Charterers (either directly or indirectly). "Chargor" means Teekay LNG Operating L.L.C., a limited liability company formed under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex; Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960. "Charter Guarantee" means the guarantee made or to be made by the Charter Guarantor in favour of the Security Trustee in respect of the Charterers' obligations under this Charter. "Charter Guarantor" means TGP. "Charter Guarantor Group" means the Charter Guarantor and each of its Subsidiaries from time to time. "Charter Guarantor's Accounts" means the consolidated financial statements of the Charter Guarantor to be provided to the Owners pursuant to Clause 48(a). "Charter Period" means, subject to Clauses 40(k) (Hire), 51 (Tennination Events), 55 (Sale of the Vessel by the Owners) and 56 (Total Loss), the period of ten (10) years commencing from the Actual Delivery Date. "Charterers' Assignment" means the deed of assignment executed or to be executed (as the case may be) by the Charterers in favour of the Security Trustee in relation to certain of the Charterers' rights and interest in and to (amongst other things) the (a) Earnings, (b) Insurances, (c) Requisition Compensation, (d) any Sub-charter and (e) any Sub-charter Guarantee. "Classification Society" means the vessel classification society referred to in Box 10 (Classification Society) of this Charter, or such other reputable classification society which (a) is a member of the International Association of Classification Societies, or (b) the Owners may otherwise approve from time to time. "Compliance Certificate" means a certificate delivered pursuant to paragraph (d) of Clause 48 (Charterers' undertakings) substantially in the form set out in Schedule 5 (Fonn of Compliance Certificate) to this Charter. "Contract Price" means the price in respect of the Vessel paid or to be paid by the Sellers to the Builder under the Building Contract which, for the purpose of this Charter and the other Transaction Documents, shall not exceed two hundred million US Dollars (US$200,000,000). "Creditor Parties" means the Owners and the Security Trustee. "Daily Charter Rate" means in respect of the Charter Period, a rate in the sum of forty one HongKong\2550616.3 5

------------- thousand seven hundred and eighty US Dollars (US$41,780) per day provided always that if the Purchase Price is less than one hundred and seventy nine million three hundred and thirty seven thousand six hundred US Dollars (US$179,337,600 ), then the Daily Charter Rate shall be reduced pro rata. "Default Termination" means a termination of the Charter Period pursuant to the provisions of Clause 51 (Termination Events). "Disruption Event" means either or both of: (a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in order for the transactions contemplated by the Transaction Documents to be carried out which disruption is not caused by, and is beyond the control of, any of the Parties; or (b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party: (i) from performing its payment obligations under the Transaction Documents; or (ii) from communicating with other Parties in accordance with the terms of the Transaction Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted. "Early Termination Amount" means an amount representing the Owners' losses as a result of the early termination of this Charter prior to the expiry of the Agreement Term, which both parties acknowledge as a genuine and reasonable pre-estimate of the Owners' losses in the event of such termination and shall consist of the following: (a) all Hire due and payable, but unpaid, under this Charter up to (and including) the relevant Termination Payment Date together with interest accrued thereon pursuant to paragraph (i) ofC!ause40 (Hire) from the due date for payment thereof to the date of actual payment; (b) an amount equivalent to the amortising principal amount of the Purchase Price applicable to each Hire Period, as set out in Schedule 4 (Schedule of quarterly amortising principal of Early Termination Amounts) to this Charter; (c) any other Unpaid Sums due and payable together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment for the avoidance of doubt, excluding any fees, commissions, costs, disbursements or other expenses incurred by the Owners as a result of the Owners arranging a proposed sale in accordance with Clause 55 (Sale of V esse! by the Owners); (d) all liabilities, costs and expenses so incurred in recovering possession of, and in repositioning, berthing, insuring and maintaining the V esse! for carrying out any works or modifications required to cause the .V esse! to conform with the provisions of Clauses 42 (Redelivery) and 43 (Redelivery conditions) necessarily incurred by reason of the failure of the Charterers to perform any such action; and (e) any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in paragraph (a) of Clause 17 HongKong\2550616.3 6

(Indemnity) and Clause 60 (Further indemnities), provided that there shall be no double-counting of any of the items listed in paragraphs (a) to (e) above. "Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Charterers in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel. "Earnings Account" means the US Dollar account in the name of the Charterers (with account number 6000030836) opened or to be opened with the Account Bank, and includes any sub-account thereof and such account which is designated by the Owners as the earnings account for the purposes of this Charter. "Encumbrance" means a mortgage, charge, assignment, pledge, lien, or other security interest securing .any obligation of any person or any other agreement or arrangement having a similar effect. "Environmental Approvals" means any present or future permit, licence, approval, ruling, variance, exemption or other Authorisation required under the applicable Environmental Law. "Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law. "Environmental Incident" means: (a) any release, emission, spill or discharge from the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or (b) any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or (c) any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval. "Environmentally Sensitive Material" means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree. HongKong\2550616.3 7

"Environmental Law" means any applicable law and regulation in any applicable jurisdiction in which any Obligor conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants. "Environmental Permits" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor. "FATCA Deduction" has the meaning given to such term in Clause 78 (FATCA). "Finance Document" means any facility agreement, security document, fee letter and any other document designated as such by the Finance Parties and the Owners and which have been or may be (as the case may be) entered into between the Finance Parties and the Owners for the purpose of, among other things, financing all or any part of the Owners' Cost. "Finance Party" means any bank or financial institution which is or will be party to a Finance Document (other than the Owners and other entities which may have agreed or be intended as debtors and/or obligors thereunder) and "Finance Parties" means two or more of them. "Financial Half-Year" means, in respect of the Charterers and the Charter Guarantor, their interim semi-annual accounting period ending on 30 June in any calendar year that falls within the Agreement Term. "Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of: (a) moneys borrowed; (b) any acceptance credit; (c) any bond, note, debenture, loan stock or similar instrument; (d) any finance or capital lease; (e) receivables sold or discounted (other than on a non-recourse basis); (f) deferred payments for assets or services; (g) any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); (h) any amount raised nuder any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing according to the relevant account principles; (i) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby· or documentary letter of credit or any other instrument issued by a bank or financial institution; and (j) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (i). "Financial Quarter" means, in respect of the Charterers and the Charter Guarantor, their interim quarterly accounting periods ending on 31 March and 30 September in any calendar HongKong\2550616.3 8 year that falls within the Agreement Term. "Financial Year" means, in respect of the Charterers and the Charter Guarantor, their annual accounting period ending on 31 December in each calendar year during the Agreement Term. "GAAP" means generally accepted accounting principles in the United States of America. "Hire" means each or any combination or aggregate of (as the context may require) in respect of each Hire Payment Date, the aggregate amount calculated by multiplying the Daily Charter Rate by the number of days in the Hire Period immediately following such Hire Payment Date. "Hire Payment Date" means the first day of each and any Hire Period, save that, the first Hire Payment Date shall fall on the Actual Deli very Date. "Hire Period" means each and every three month period during the Charter Period, the first Hire Period to commence on the Actual Delivery Date and any and each successive Hire Period to commence forthwith upon the expiration of the immediately previous Hire Period. "Holding Company" means, in relation to any entity, any other entity in respect of which it is a Subsidiary. "IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997). "lndenmitee" has the meaning given to such term in Clause 60 (Further indemnities). "Initial Sub-charter" means the time charterparty in respect of the Vessel dated 6 June 2013 and entered into between (a) the Charterers (then known as DSME Hull No. 2408 L.L.C.) as owner and Cheniere Marketing, LLC as time charterer, and novated pursuant to a novation letter dated 3 September 2015 and addressed from Cheniere Marketing, LLC to the Charterers (then known as DSME Hull No. 2408 L.L.C.) as disponent owner, and acknowledged by the Initial Sub-charterer as new time charterer. "Initial Sub-charterer" means Cheniere Marketing International LLP. "Initial Sub-charter Consent and Agreement" means, in relation to the Initial Sub-charter, the form of consent and agreement made or to be made between (a) the Charterers (as disponent owner), (b) the Initial Sub-charterer as time charterer, (c) the Owners, and (d) the Security Trustee as assignee of the Charterers' rights thereunder, substantially in the form set out in schedule F (Form of Consent and Agreement) to the Initial Sub-charter. "Innocent Owners' Interest Insurances" means all policies and contracts of innocent owners' interest insurance from time to time taken out by the Owners in relation to the Vessel. "Insurances" means all policies and contracts of insurance which are from time to time taken out or entered into by the Charterers in respect of the Vessel or her Earnings or otherwise in connection with the Vessel or her Earnings. "ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from HongKong\2550616.3 9 time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code). "ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code. "ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time). "ISPS Company" means, at any given time, the company responsible for the Vessel's compliance with the ISPS Code. "ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code. "Major Casualty Amount" means five million US Dollars (US$5,000,000) or the equivalent in any other currency or currencies. "Management Agreement" means, in relation to the Vessel and if applicable, the technical and/or commercial ship management agreement executed or to be executed (as the case may be) between the Approved Manager (unless the Approved Manager is Teekay Shipping Limited, TGP or another member of the Teekay Group) and the Charterers. "Manager's Undertaking" means, if applicable, the deed of undertaking executed or to be executed by the Approved Manager (unless the Approved Manager is Teekay Shipping Limited, TGP or another member of the Teekay Group) in favour of the Owners. "Market Value" means, in relation to the Vessel, a desk-top valuation obtained from an Approved Broker appointed by the Owners (the expenses of such appointment to be borne by the Charterers), and each such valuation to be prepared on a charter-free basis. "MARPOL" means the International Convention for the Prevention of Pollution from Ships adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time). "Material Adverse Effect" means a material adverse change in, or a material adverse effect on: (a) the business, financial condition or operations of the Charterers, the Charter Guarantor or of the Charter Guarantor Group taken as a whole; or (b) the validity, legality or enforceability of this Charter, which adversely affects the ability of each of the Charterers or the Charter Guarantor to perform its respective obligations under the Transaction Documents to which it is a party. "MOA" has the meaning given to such term in Clause 34 (Background). "Mortgagees' Interest Insurances" means all policies and contracts of mortgagees' interest insurance, mortgagees' additional perils (oil pollution) insurance and any other insurance from time to time taken out by any Finance Party in relation to the Vessel. "Necessary Authorisations" means all Authorisations of any person including any government or other regulatory authority required by applicable law to enable it to: (a) lawfully enter into and perform its obligations under the Transaction Documents to HongKong\2550616.3 10 which it is party; (b) ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Transaction Documents to which it is party; and (c) carry on its business from time to time. "Net Sale Proceeds" means the proceeds of a sale of the Vessel received or receivable by the Owners pursuant to Clause 55 (Sale of Vessel by the Owners), net of any fees, commissions, costs, disbursements or other expenses incurred by the Owners as a result of the Owners arranging the proposed sale. "Net Sale Proceeds Deficit" means, in relation to a sale of the Vessel by the Owners pursuant to Clause 55 (Sale of Vessel by the Owners) and the Hire Period in which such sale is to occur, the amount by which the Early Termination Amount applicable to such Hire Period as set out in Schedule 4 (Schedule of Hire Period amortising principal of Early Termination Amounts) to this Charter exceeds the relevant Net Sale Proceeds. "Obligor" means each of the Charterers, the Charter Guarantor, the Chargor and any person that may be party to a Transaction Document from time to time (other than (a) any Approved Manager which is not Teekay Shipping Limited, TGP or another member of Teekay Group, (b) any Sub-charterer, (c) any Sub-charter Guarantor, (d) the Owners, (e) the Security Trustee, and (f) the Account Bank). "Owners' Cost" means the Purchase Price. "Party" means a party to this Charter. "PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 3 (Form of Protocol of Delivery and Acceptance) hereto. "Permitted Encumbrance" means: (a) any Encumbrance created or to be created in accordance with the Security Documents; (b) any liens securing obligations incurred in the ordinary course of trading and/or operating the Vessel and not more than thirty (30) days overdue; (c) any Encumbrance created or to be created by the Owners in favour of the Finance Parties in accordance with the relevant Finance Documents (but subject to any Quiet Enjoyment Letter); and (d) any Encumbrance which has the prior written approval of the Owners. "Potential Termination Event" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Owners or any combination of the foregoing is a Termination Event. "Pre-Approved Flag" means The Republic of the Marshall Islands, Norwegian International Ship Registry, Liberia, Panama, Isle of Man, Bermuda, Bahamas or Singapore. "Purchase Obligation Price" means the amount due and payable by the Charterers to the Owners pursuant to Clause 54 (Purchase obligation and transfer of title), being the aggregate of: HongKong\2550616.3 11

(a) (b) one hundred million US Dollars (US$100,000,000); and all Unpaid Sums due and payable together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment. "Purchase Price" has the meaning given to such term under the MOA. "Quiet Enjoyment Letter" means, in relation to the Vessel, a letter which the Finance Parties (or, if any, their authorised agent on their behalf) shall issue in favour of the Charterers (or, as the context may require, the relevant Sub-charterers), such letter to be in a form reasonably acceptable to the Charterers (or, as the context may require, the relevant Sub-charterers) and the Finance Parties. "Related Account Bank" means the "Account Bank" as defined in the relevant Related Charter. "Related Account Charge" means the "Account Charge" as defined in the relevant Related Charter. "Related Approved Manager" means, in relation to the Related Vessel, the "Approved Manager" as defined in the relevant Related Charter. "Related Charter" means, in relation to the Related Vessel, the bareboat charter entered or to be entered into (as the case may be) between the Related Owners (as owners) and the relevant Related Charterers (as bareboat charterers). "Related Charter Guarantee" means the guarantee made or to be made by the Charter Guarantor in favour of the Security Trustee in respect of the Related Charterers' obligations under the Related Charter. "Related Charterers" means, in relation to the Related Vessel, the relevant bareboat charterer who has bareboat chartered or will bareboat charter (as the case may be) such Related Vessel pursuant to the terms of the relevant Related Charter, as more particularly set out in Schedule 1 (Related Vessel and relevant information) hereto. "Related Charterers' Assignment" means a "Charterer's Assignment" as defined in the relevant Related Charter. "Related Initial Sub-charter" means the time charterparty in respect of the Related Vessel dated 6 Jnne 2013 and entered into between the Related Charterers as disponent owner and Cheniere Marketing, LLC as time charterer, and novated pursuant to a novation Jetter dated 3 September 2015 and addressed from Cheniere Marketing, LLC to the Related Charterers as disponent owner, and acknowledged by the Initial Sub-charterer as new time charterer. "Related Initial Sub-charter Consent and Agreement" means, in relation to the Related Initial Sub-charter, the form of consent and agreement made or to be made between (a) the Related Charterers (as disponent owner), (b) the Initial Sub-charterer as time charterer, and (c) the Related Owners, and (d) the Security Trustee as assignee of the Related Charterers' rights thereunder, substantially in the form set out in schedule F (Form of Consent and Agreement) to the Related Initial Sub-charter. "Related Management Agreement" means, in relation to the Related Vessel, the technical and/or commercial ship management agreement executed or to be executed (as the case may be) between the relevant Related Approved Manager (which is not Teekay Shipping Limited, TGP or another member of the Teekay Group) and the relevant Related Charterers. HongKong\2550616.3 12

"Related Manager's Undertaking" means, in relation to the Related Vessel, the deed of undertaking executed or to be executed by the Related Approved Manager (which is not Teekay Shipping Limited, TGP or another member of the Teekay Group) in favour of the relevant Related Owners. "Related MOA" means, in relation to the Related Vessel, the memorandum of agreement pursuant to which the Related Owners acquired or will acquire title (as the case may be) to the relevant Related V esse!. "Related Obligors" means each person who is a party to a Related Transaction Document from time to time (other than (a) any Approved Manager which is not Teekay Shipping limited, TGP or another member of the Teekay Group, (b) any Related Sub-charterer, (c) any Related Sub-charter Guarantor, (d) a Related Owners, (e) the Security Trustee, and (f) a Related Account Bank). "Related Owners" means, in relation to the Related Vessel, the relevant owner which has acquired or will acquire (as the case may be) title to the Related Vessel pursuant to the terms of the relevant Related MOA, as more particularly set out in Schedule 2 (Related Vessel and relevant information) hereto. "Related Security Documents" means, in relation to the Related Vessel, the following: (a) the Related Charter Guarantee; (b) the Related Charterers' Assignment; (c) the Related Share Charge; (d) the Related Managers' Undertaking (if any); (e) the Related Account Charge; (f) the Security Trust Deed; and (g) any other document that may at any time be executed by any person creating, evidencing or perfecting any Encumbrance to secure all or part of the Related Obligors' obligations under or in connection with the Related Transaction Documents, and "Related Security Document" means any one of them. "Related Share Charge" means, in relation to the Related Charterers, the charge/pledge over the shares or membership interests (as the case may be) of the Related Charterers executed or (as the case may be) to be executed by the Chargor in favour of the Security Trustee. "Related Sub-charter" means (i) the Related Initial Sub-charter, and (ii) any subsequent time charterparty in respect of the Related Vessel entered into between the Related Charterers as disponent owners and any Related Sub-charterer. "Related Sub-charter Guarantee" means (i) (in relation to the Related Initial Sub-charter only) the deed of charter guarantee dated 10 November 2015 entered into between Cheniere Energy, Inc. and the Related Charterers and (ii) (in relation to any other Related Sub-charter) any other charter guarantee entered into between the Related Charterers and any Related Sub-charter Guarantors. "Related Sub-charter Guarantor" means (i) (in relation to the Related Initial Sub-charter only) Cheniere Energy, Inc., or (ii) (in relation to any other Related Sub-charter) such other HongKong\2550616.3 13 sub-charter guarantor proposed by the Related Charterers. "Related Sub-charterer" means the Initial Sub-charterer or such other sub-charterers proposed by the Related Charterers. "Related TraDSaction Document" means, in relation to each Related Obligor and the Related Vessel, each of the following: (a) the Related Charter; (b) the Related Sub-charter; (c) the Related Sub-charter Guarantee; (d) the Related MOA; (e) the Related Security Documents; (f) the Related Initial Sub-charter Consent and Agreement; and (g) such other document as the Related Owners may stipulate as such from time to time. "Related V esse!" means the LNG carrier with builder's hull number 2407 and to be named m.v. "Creole Spirit", as more particularly described in Schedule 2 (Related Vessel and relevant information). "Requisition CompeDSation" means all compensation or other money which may from time to time be payable to the Charterers as a result of the Vessel being requisitioned for title orin any other way compulsorily acquired (other than by way of requisition for hire). "Restricted Party" means a person or entity that is (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under (A) Iraq, Iran or Venezuela or (B) the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities). "SanctioDS" means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union or its Member States, including, without limitation, the United Kingdom; or (iv) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (''OFAC"), the United States Department of State and Her Majesty's Treasury ("HMT"); (together, the "SanctioDS Authorities"). "SanctioDS List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities. "Security Documents" means, in relation to the Vessel, the following: (a) the Charter Guarantee; (b) the Charterers' Assignment; HongKong\2550616.3 14

(c) the Share Charge; (d) the Managers' Undertaking (if any); (e) the Account Charge; (f) the Security Trust Deed; and (g) any other document that may at any time be executed by any person creating, evidencing or perfecting any Encumbrance to secure all or part of the Obligors' obligations under or in connection with the Transaction Documents, and "Security Document" means any one of them. "Security Trust Deed" means the deed executed or to be executed by the Security Trustee, the Owners, the Related Owners, the Charterers, the Related Charterers and the Chargor. "Security Trustee" means Hai Jiao 1601 Limited, a limited liability company formed uilder the laws of The Republic of the Marshall Islands, and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960. "Sellers" means Oak Spirit L.L.C., being a limited liability company formed under the laws of The Republic of the Marshall Islands, and having their registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960 (being the Charterers in their capacity as sellers). "Settlement Date" means, following a Total Loss of the Vessel, the earliest of: (a) the date which falls one hundred and eighty (180) days after the date of occurrence of the Total Loss or, if such date is not a Business Day, the immediately preceding Business Day; and (b) the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss. "Share Charge" means the charge/pledge over the shares or membership interests (as the case may be) of the Charterers executed or (as the case may be) to be executed by the Chargor in favour of the Security Trustee. "SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code. "Sub-charter" means: (a) the Initial Sub-charter; and (b) any subsequent time charterparty in respect of the Vessel entered into between the Charterers as disponent owners and any Sub-charterers which may have a duration of one (1) year or more (taking into account any option to renew or extend). "Sub-charter Guarantee" means: (a) (in relation to the Initial Sub-charter only) the deed of charter guarantee dated 10 November 2015 entered into between Cheniere Energy, Inc. and the Charterers; and (b) any other charter guarantee entered into between the Charterers and any Sub-charter Guarantor. HongKong\2550616.3 15

"Sub-charter Guarantor" means: (a) (in relation to the Initial Sub-charter only) Cheniere Energy, Inc.; and (b) such other person who may issue a guarantee to the Charterers in respect of another Sub-charter. "Sub-charterers" means: (a) the Initial Sub-charterer; and Cb) such other sub-charterers proposed by the Charterers which are or will be parties to a Sub-charter. "Subsidiary" means a subsidiary undet1aking within the meaning of section 1162 of the Companies Act 2006. "Tax" or "tax" means any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income), levy, impost, duty or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and "Taxes", "taxes", "Taxation" and "taxation" shall be construed accordingly. "Teekay Parent" means Teekay Corporation, a corporation incorporated according to the law of The Republic of the Marshall Islands whose registered address is at Ttust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960. "Teekay Group" means Teekay Parent, TGP, each of their respective Subsidiaries from time to time and Teekay Shipping Limited. "Termination" means the termination at any time of the chartering of the Vessel under this Charter. "Termination Event" means each of the events specified in paragraph (a) of Clause 51 (Tennination Events). "Termination Notice" has the meaning given to such term in paragraph (k) of Clause 40 (Hire) and paragraph (c) of Clause 51 (TenninationEvents). "Termination Payment Date" means: (a) (b) (c) in respect of a termination of this Charter in accordance with paragraph (k) of Clause 40 (Hire), the date specified in the Termination Notice served on the Charterers pursuant to that Clause; in respect of a Default Termination, the date SJ?ecified in the Termination Notice served on the Charterers pursuantto paragraph (c) of Clause 51 (Tennination Events) in respect of such Default Termination; in respect of a Total Loss Termination, the Settlement Date in respect of the Total Loss which gives rise to such Total Loss Termination. "TGP" means Teekay LNG Partners L.P., a limited partnership formed under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960. HongKong\2550616.3 16

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999. "Title Transfer PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 3 (Form of Title Transfer Protocol of Delivery and Acceptance) hereto. "Total Loss" means during the Charter Period: (a) actual or constructive or compromised or agreed or arranged total loss of the Vessel; (b) the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); (c) the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within paragraph (b) of this definition), unless the Vessel is released and returned to the possession of the Owners or the Charterers within ninety (90) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question, and for the purpose of this Charter, (i) an actual Total Loss of the Vessel shall be deemed to have occurred at the date and time when the Vessel was lost but if the date of the loss is unknown the actual Total Loss shall be deemed to have occurred on the date on which the Vessel was last reported, (ii) a constructive Total Loss shall be deemed to have occurred at the date and time at which a notice of abandonment of the Vessel is given to the insurers of the Vessel and (iii) a compromised, agreed or arranged Total Loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement. "Total Loss Proceeds" means the proceeds of the Insurances or any other compensation of any description in respect of a Total Loss in respect of a Total Loss. "Total Loss Termination" means a termination of the Charter Period pursuant to the provisions of paragraph (a) of Clause 56 (Total Loss). "Transaction Docwnents" means, together, this Charter, any Sub-Charter, any Sub-Charter Guarantee, the MOA, the Security Documents, the Initial Sub-charter Consent and Agreement, and such other documents as maybe designated as such by the Owners from time to time. "Unpaid Swn" means any sum due and payable but unpaid by any Obligor under the Transaction Documents. "US Dollars", "Dollars", "USD", "US$" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America. "US Tax Obligor" means: (a) an Obligor which is resident for tax purposes in the United States of America; or (b) an Obligor some or all of whose payments under the Transaction Documents to which it is a party are from sources within the United States for US federal income tax purposes. "Valuation Report" means, in relation to the Vessel, a valuation report of such Vessel addressed to the Owners from an Approved Broker on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer. HongKong\2550616.3 17

"Vessel" means the LNG carrier with builder's hull number 2407 and to be named m.v. "Oak Spirit" as more particularly described in Boxes 5 (Vessel's name, call sign and flag) to 10 (Classification Society) of this Charter. 33. Interpretations (a) In this Charter, unless the context otherwise requires, any reference to: (i) this Charter include the Schedules hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Charter and, in the case of a Schedule, to such Schedule as incorporated in this Charter as substituted from time to time; (ii) any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor; (iii) the term "Vessel" includes any part of the Vessel; (iv) the "Owners", the "Charterers", any "Obligor", "Sub-charterer", "Sub-charter Guarantor" or any other person include any of their respective successors, permitted assignees and permitted transferees; (v) any agreement, instrument or document include such agreement, instrument or document as the same may from time to time by amended, modified, supplemented, novated or substituted; (vi) the "equivalent" in one currency (the "first currency") as at any date of an amount in another cmrency (the "second currency") shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the Owners at or about 11:00 a.m. two (2) Business Days (being a day other than a Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Beijing) prior to such date for the purpose of the first currency with the second currency for delivery and value on such date; (vii) "hereof', "herein" and "hereunder" and other words of similar import means this Charter as a whole (including the Schedules) and not any particular part hereof; (viii) "law" includes common or customary Jaw and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary; (ix) the word "person" or "persons" or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not; (x) the "winding-up", "dissolution", "administration", "liquidation", "insolvency", "reorganisation", "readjustment of debt", "suspension of payments", "moratorium" or "bankruptcy" (and their derivatives and HongKong\2550616.3 18 cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business; (xi) "protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Club, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1111/02 or 1111/03), clause 8 of the Institute Time Clauses (Hull)(l/10/83) or clause 8 of the Institute Time Clauses (Hulls)(1/1111995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; (xii) A Potential Termination Event or Termination Event which is "continuing" is a reference to a Potential Termination Event or Termination Event which is not remedied or waived; and (xiii) words denoting the plural number include the singular and vice versa. (b) Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Charter. (c) A time of day (unless otherwise specified) is a reference to Beijing time. 34. Background (a) By a memorandum of agreement (the "MOA") of even date herewith made between the Owners (as buyers thereunder) and the Sellers (as sellers thereunder), the Owners have agreed to purchase and the Sellers have agreed to sell the Vessel subject to the terms and conditions therein. (b) Accordingly the parties hereby agree that this Charter is subject to the effective transfer of ownership of the V esse! to the Owners pursuant to the MOA. (c) If: (i) the V esse! is not delivered by the Cancellation Date (or such later date as the Owners and Sellers may agree); or (ii) it becomes unlawful for the Owners (as buyers) or the Charterers (as sellers) to perform or comply with any or all of their respective obligations under the MOA or any of the respective obligations of the Owners or the Charterers under the MOA is not or ceases to be legal, valid, binding and enforceable; or (iii) the MOA expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason, neither party shall be liable to the other for any claim arising out of this Charter and this Charter shall immediately terminate and be cancelled (with the exception of Clause 17 (Indemnity) (Part m and Clause 60 (Further indemnities) provided that the Owners shall be entitled to retain all fees paid by the Charterers pursuant to paragraph (a) of Clause 57 (Fees and expenses) (and without prejudice to paragraph (a) of Clause 57 (Fees and expenses), if such fees have not been paid, the Charterers shall forthwith pay such fees to the Owners in accordance with HongKong\2550616.3 19 paragraph (a) of Clause 57 (Fees and expenses)) and such payment shall not be construed as a penalty but shall represent an agreed estimate of the loss and damage suffered by the Owners in entering into this Charter and shall therefore be paid as compensation to the Owners. (d) At the end of the Charter Period and subject to the Charterers having performed their obligations under the relevant Transaction Documents, it is intended that the Owners shall transfer title in the Vessel to the Charterers and the Charterers shall become the registered owners of the V esse!. 35. Pre-delivery and Delivery (a) As at the date of this Charter, the Vessel is under construction by the Builder pursuant to the terms of the Building Contract and the Owners have entered into the MOA with the Sellers. The Charterers hereby confirm that they have reviewed, received and agreed to the forms of the Building Contract and the MOA (or copies thereof). (b) The Owners will deliver and the Charterers will take delivery of the Vessel under this Charter immediately, which to the extent possible shall be deemed to take place simultaneously, after (A) the Builder delivers the Vessel to the Sellers under the Building Contract and (B) the Sellers deliver the Vessel to the Owners under and subject to the terms of the MOA upon the Actual Delivery Date, subject to which, the Charterers will accept the Vessel on an "as is where is" basis on delivery under this Charter. (i) If the Sellers are unable to reject the Vessel under the Building Contract, then (A) the Charterers shall in no circumstances be entitled to reject the Vessel under this Charter, and (B) the Owners shall in no circumstances be entitled to reject to the Vessel under the MOA. (ii) Subject to the foregoing, once the Builder has delivered the Vessel and the Sellers have accepted the Vessel under the Building Contract and the Owners (as buyers under the MOA) have accepted the Vessel under the MOA, the Charterers will be deemed to have accepted the Vessel under this Charter with any faults, deficiencies and errors of description. (iii) The Charterers hereby agree that the acceptance by the Sellers of the Vessel under the Building .Contract and by the Owners of the Vessel under the MOA shall subject as aforesaid constitute delivery of the Vessel to the Charterers under this Charter but the Owners and the Charterers nevertheless agree to enter into and execute a protocol of deli very and acceptance in respect of this Charter on the Actual Deli very Date. (c) The obligation of the Owners to charter the Vessel to the Charterers pursuant to this Charter shall be subject to the following conditions: (i) (ii) HongKong\2550616.3 no Termination Event or Potential Termination Event having occurred which is continuing on or prior to the date of this Charter or the Actual Delivery Date; the representations and warranties referred to in paragraphs (vii) (No filing or stamp taxes) and (xxvi) (Financial covenants) of Clause 47 (Charterers' representations and warranties) being true and correct on the date of this Charter and the Actual Delivery Date; 20

(iii) the Actual Delivery Date falls on or before the Cancellation Date (or such later date as may be agreed between the Owners (as buyer under the MOA) and the Sellers); (iv) the Owners shall have received the documents and evidence referred to in Clause 36 (Conditions precedent), in each case in all respects in form and substance satisfactory to it on or before the Actual Delivery Date; and (v) delivery of the Vessel to the Sellers by the Builder under the Building Contract and delivery of the Vessel from the Sellers to the Owners under and subject to the terms of the MOA. (d) Provided that the conditions referred to in paragraph (c) above have been fulfilled or waived to the satisfaction of the Owners (which shall be evidenced in writing by the Owners), the Owners and the Charterers agree that: (i) the Charterers shall, at their own expense, upon the Actual Delivery Date arrange for the Vessel to be registered in the name of the Owners; (ii) the Charterers shall take delivery of the Vessel from the Owners under this Charter (such delivery to be conclusively evidenced by a duly executed PDA) simultaneously with the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA; (iii) the Charterers will accept the Vessel: (A) on an "as is where is" basis in exactly the same form and state as the Vessel is delivered by the Sellers to the Owners pursuant to the MOA;and (B) in such form and state with any faults, deficiencies and errors of description; (iv) the acceptance of delivery of the Vessel by the Charterers from the Owners pursuant to this Charter shall take place simultaneously with the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA;and (v) the Charterers shall have no right to refuse acceptance of delivery of the Vessel into this Charter if the Vessel is delivered to the Owners pursuant to the MOA and, notwithstanding and without prejudice to the foregoing, the Owners and the Charterers nonetheless agree to enter into and execute the PDA on delivery of the Vessel under this Charter. (e) The Charterers acknowledge and agree that the Owners are not the manufacturer or original supplier of the V esse! which has been purchased by the Owners pursuant to the MOA, and have therefore made no representations or warranties in respect of the Vessel or any part thereof, and hereby waive all their rights in respect of any warranty or condition implied (whether statutory or otherwise) on the part of the Owners and all claims against the Owners howsoever the same might arise at any time in respect of the Vessel, or arising out of the construction, operation or performance of the Vessel and the chartering thereof under this Charter (including, without limitation, in respect of the seaworthiness or otherwise of the Vessel). (f) In particular, and without prejudice to the generality of paragraph (e) above, the Owners shall be under no liability whatsoever, howsoever arising, in respect of the injury, death, loss, damage or delay of or to or in connection with the Vessel or any person or property whatsoever, whether onboard the V esse! or elsewhere, and HongKong\2550616.3 21 irrespective of whether such injury, death, loss, damage or delay shall arise from the unseaworthiness of the Vessel. For the purpose of this paragraph (f), "delay" shall include delay to the Vessel (whether in respect of delivery under this Charter or thereafter and any other delay whatsoever). 36. Conditions precedent Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to charter the Vessel to the Charterers under this Charter are subject to and conditional upon · the Owners' receipt of following documents and evidence (in each case in form and substance acceptable to the Owners (acting reasonably)) on or before the Actual Delivery Date: (a) an original of each of the following: (i) the duly executed Charter and Charter Guarantee; (ii) the Initial Sub-charter Consent and Agreement, the duly executed Security Documents (other than any Manager's Undertaking which, if applicable, shall be provided to the Owners within thirty (30) days from the Actual Delivery Date), together with all documents required by any of them; and (b) certified true copies of the constitutional documents (or equivalent documents) (and all amendments thereto) of each Obligor and any other documents required to be filed or registered or issued under the laws of their jurisdiction of incorporation to establish their incorporation; (c) certified true copies of written resolutions or (as the case may be), resolutions passed at separate meetings, in each case, of the board of directors and (if required by any legal advisors to the Owners) shareholders of each Obligor (or its sole member or general partners), evidencing their respective approvals of the Transaction Documents and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given hereunder or thereunder on their behalf or other evidence of such approvals and authorisations as shall be acceptable to the Owners; (d) if applicable, the original power of attorney of each Obligor under which any documents (including the Transaction Documents) are to be executed or transactions undertaken by that party; (e) a list specifying the directors and officers of each Obligor; (f) if applicable, copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by each Obligor of its obligations under the Transaction Documents to which it is a party, and the execution, validity and enforceability of such Transaction Documents; (g) a copy of the following: (i) the duly executed MOA; (ii) the duly executed Management Agreement (if any); (iii) the duly executed Sub-charter; (iv) the duly executed Sub-charter Guarantee; HongKong\2550616.3 22

(v) the Vessel's declaration of warranty evidencing that the Vessel is free from any registered Encumbrance other than by the Owners; (vi) the Vessel's current Safety Management Certificate; (vii) the Approved Manager's current Document of Compliance; (viii) the Vessel's current ISSC; (ix) the Vessel's current IAPPC; and (x) the Vessel's classification certificate evidencing that it is free of all overdue recommendations and requirements from the Classification Society, in each case (A) together with all addenda, amendments or supplements, and (B) in respect of any of the Safety Management Certificate, ISSC, IAAPC and classification certificate, such document may be issued in provisional form (where applicable); (h) evidence that: (i) all the conditions precedents under clause 8 (Conditions Precedent) of the MOA have been satisfied by the Sellers or, in the Owners' opinion, will be satisfied by the Sellers on the Actual Deli very Date; and (ii) the Vessel is insured in the manner required by the Transaction Documents, together with the written approval of the Insurances (in the form of an insurance opinion) by an insurance adviser appointed by the Owners; (i) evidence that the fees, costs and expenses then due from the Charterers pursuant to Clauses 57 (Fees and expenses) and 60 (Further indemnities) have been or will be paid on or by the Actual Delivery Date; Q) a legal opinion issued by legal advisers to the Owners in the following jurisdictions, each in form and substance satisfactory to and agreed by the Owners prior to the Actual Delivery Date (or confirmation satisfactory to the Owners that such an opinion will be given): (i) England and Wales; (ii) The Commonwealth of the Bahamas; (iii) New York; and (iv) The Republic of the Marshall Islands; (k) such other Authorisation or other document, opinion or assurance which the Owners reasonably consider to be necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Owners); (I) evidence that any process agent referred to in paragraph (d) of Clause 76 (Law and jurisdiction) and any process agent appointed under any Security Document executed pursuant to paragraph (a) above has accepted its appointment; (m) such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to comply with all necessary "know your customer" or HongKong\2550616.3 23 similar identification procedures in relation to the transactions contemplated in the Transaction Documents; and (n) evidence (in the form of a commercial invoice to be issued by the Builder) that an amount equal to the difference between the Contract Price and the Purchase Price has been or will be paid by the Sellers to the Builder. If the Owners in their sole discretion agree to deliver the V esse! under this Charter to the Charterers before all of the documents and evidence required by this Clause 36 have been delivered to or to the order of the Owners, the Charterers undertake to deliver all outstanding documents and evidence to or to the order of the Owners no later than seven (7) Business Days after the Actual Delivery Date or such other later date as specified by the Owners, acting in their sole discretion. The delivery of the V esse! by the Owners to the Charterers under this Charter shall not, unless otherwise notified by the Owners (acting in their sole discretion) to the Charterers in writing, be taken as a waiver of the Owners' right to require production of all the documents and evidence required by this Clause 36. 37. Bunkers and luboils (a) At delivery the Charterers shall take over all bunkers, lubricating oil, hydraulic oil, greases, water and unbroached stores and provisions in the Vessel without cost since these have remained the property of the Charterers (as seller) under the MOA. (b) To the extent that Clause 42 (Redelivery) applies, at redelivery the Owners shall take over and pay for all bunkers, unused lub1icating oil, hydraulic oil, greases, water and unbroached provisions and other consumable stores in the said Vessel without cost. 38. Further maintenance and operation (a) The good commercial maintenance practice under Clause 10 (Maintenance and Operation) (Part m of this Charter shall be deemed to include: (i) the maintenance and operation of the Vessel by the Charterers in accordance with: (A) the relevant regulations, requirements and recommendations of the Classification Society; (B) the relevant regulations, requirements and recommendations of the country and flag of the Vessel's registry; (C) any applicable lMO regulations (including but not limited to the ISM Code, the ISPS Code and MARPOL); (D) all other applicable regulations, requirements and recommendations; and (E) Charterers' operations and maintenance manuals; (ii) the maintenance and operation of the Vessel by the Charterers taking into account: (A) (B) HongKong\2550616.3 engine manufacturers' recommended maintenance and service schedules; builder's operations and maintenance manuals; and 24

(iii) recommended maintenance and service schedules of all installed equipment and pipework. (b) In addition to the above, the Charterers covenant with the Owners to arrange online access to class records for the Owners as available to the Charterers. (c) Any equipment that is found not to be required on board as a result of regulation or operational experience is either to be removed at the Charterers expense or to be maintained in operable condition. (d) The title to any equipment (or part thereof): (i) placed on board as a result of operational requirements of the Charterers shall automatically be deemed to belong to the Owners (unless hired from a third party) immediately upon such placement, and such equipment may only be removed: (A) with the Owners' prior written consent, (B) at the Charterers' own expense, and (C) without damage to the Vessel; and (ii) replaced, renewed or substituted shall remain with the Owners until the part or equipment which replaced it or the new or substitute part or equipment becomes property of the Owners. (e) Without prejudice to any other provisions under this Charter, the Charterers shall maintain, use and operate the Vessel with reasonable care as if the Charterers were the owner of the same. 39. Structural changes and alterations (a) Unless required by the Classification Society, compulsory legislation or pursuant to the terms of any Sub-charter, the Charterers may make structural changes in the V esse! or changes in the machinery, engines, appurtenances or spare parts thereof without in each instance first securing the Owners' consent if the following conditions are satisfied: (i) any such changes do not have a material adverse effect on the Vessel's certification or the Vessel's fitness for purpose; (ii) none of such changes will materially diminish the value of the Vessel and/or have a material adverse effect on the safety, performance, value or marketability of the Vessel; (iii) the Charterers shall bear all time, costs and expenses in relation to any such changes; and (iv) the Charterers shall furuish the Owners with: HongKong\2550616.3 (A) (B) (C) copies of all plans in relation to such changes; if applicable, confirmation from the Classification Society that such changes will not adversely affect the class of the Vessel, provided always that such Classification Society agrees to issue such . confirmation; and two Valuation Reports (at the Charterers' cost) on the Market Value of the Vessel after the iroplementation of such changes if, in the opinion of the Owners (acting reasonably), such changes are of a material nature that may affect the Vessel's Market Value. 25

Upon the occurrence of any Termination Event which is continuing, if the Owners decide to retake possession of the Vessel, the Charterers shall at their expense restore the Vessel to its former condition unless the changes made are carried out: (D) to improve the performance, operation or marketability of the Vessel; or (E) as a result of a regulatory compliance. (b) Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation shall be for the Charterers' account and the Charterers shall not have any right to recover from the Owners any part of the cost for such improvements, changes or new equipment either during the Charter Period or, to the extent that Clause 42 (Redelivery) applies, at redelivery of the Vessel. The Charterers shall give written notice to the Owners of any such improvement, structural changes or new equipment. 40. Hire (a) In consideration of the Owners' agreement to charter the Vessel to the Charterers pursuant to the terms hereof, the Charterers agree to pay to the Owners on each and every Hire Payment Date throughout the Charter Period, the Hire due and payable as of each such Hire Payment Date in accordance with the terms of this Charter save that the Hire for the first Hire Period which is payable on the Actual Delivery Date shall be set off against the amount of Purchase Price due from the Owners (as buyer) to the Charterers (as seller) pursuant to the MOA. (b) All payments of Hire shall be paid in advance on each Hire Payment Date (Beijing time) (in respect of which time is of the essence) with the first (1 51) instalment falling due on the Actual Delivery Date. (c) Any payment provided herein due on any day which is not a Business Day shall be payable on the immediately following Business Day. (d) All payments under this Charter shall be made to the account opened in the name of the Owners with Industrial and Commercial Bank of China (Asia) Limited and account number 861530123719 or such bank as the Owners may choose, the details of which shall be notified by the Owners to the Charterers prior to the first Hire Payment Date (or such other account as the Owners may thereafter upon reasonable notice notify the Charterers from time to time) for credit to the account of the Owners. (e) Following delivery of the Vessel to, and acceptance by, the Charterers under this Charter, the Charterers' obligation to pay Hire in accordance with this Clause 40 shall be absolute irrespective of any contingency whatsoever including but not limited to: (i) (ii) HongKong\2550616.3 any set-off (save as permitted under Clause 40(a)), counterclaim, recoupment, defence or other right which the Charterers may have against the Owners, the Finance Parties or any other third party; any unavailability of the Vessel, for any reason, including but not limited to seaworthiness, condition, design, operation, merchantability or fitness for use or purpose of the Vessel or any apparent or latent defects in the Vessel or its machinery and equipment or the ineligibility of the Vessel for any particular use or trade or for registration of documentation under the laws of any relevant jurisdiction or lack of registration or the absence or 26 withdrawal of any consent required under the applicable law of any relevant jurisdiction for the ownership, chartering, use or operation of the Vessel or any damage to the V esse!; (iii) any failure or delay on the part of either party to this Charter, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Charter; (iv) any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Owners or the Charterers or any change in the constitution of the Owners or the Charterers; (v) any invalidity or unenforceability or lack of due authorisation of or any defect in this Charter; (vi) any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Charterers hereunder, it being the intention of the parties that the provisions of this Clause 40, and the obligation of the Charterers to pay Hire and make any payments under this Charter, shall (save as expressly provided in this Clause 40) survive any frustration and that, save as expressly provided in this Charter, no moneys paid under this Charter by the Charterers to the Owners shall in any event or circumstance be repayable to the Charterers. (f) All payments of Hire and all other Unpaid Sums to the Owners pursuant to this Charter and the other relevant Transaction Documents shall be made in immediately available funds in US Dollars, free and clear of, and without deduction for or on account of, any Taxes (other than a FATCA Deduction). (g) In the event that the Charterers are required by any law or regulation to make any deduction or withholding (other than a FATCA Deduction) on account of any taxes which arise as a consequence of any payment due under this Charter, then: (i) the Charterers shall notify the Owners promptly after they become aware of such requirement; (ii) the Charterers shall remit the amount of such taxes to the appropriate taxation authority within three (3) Business Days or any other applicable shorter time limits and in any event prior to the date on which penalties attach thereto; and (iii) such payment shall be increased by such amount as may be necessary to ensure that the Owners receive a net amount which, after deducting or withholding such taxes, is equal to the full amount which the Owners would have received had such payment not been subject to such taxes. (h) The Charterers shall forward to the Owners evidence reasonably satisfactory to the Owners that any such taxes have been remitted to the appropriate taxation authority within thirty (30) days of the expiry of any time limit within which such taxes must be so remitted or, if earlier, the date on which such taxes are so remitted. (i) Subject to sub-paragraph (a)(i) of Clause 51 (Termination Events), if the Charterers fail to pay any amount payable by it under a Transaction Document on its due date, interest shall accrue on a daily basis on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is 5.00% HongKong\2550616.3 27 per annum over the amount of such Unpaid Sum for the period of such non-payment. Any interest accruing under this paragraph (i) shall be immediately payable by the Charterers on demand by the Owners. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each period selected by the Owners but will remain immediately due and payable. G) In the event that this Charter is terminated for whatever reason, the Charterers' obligation to pay Hire and such other Unpaid Sum which (in each case) has accrued due before, and which remains unpaid, at the date of such termination shall continue notwithstanding such termination. (k) In the event that it becomes unlawful or it is prohibited for either the Owners or the Charterers to charter the Vessel pursuant to this Charter, then the Owners and Charterers, if such new or changed law or regulation or such interpretation or application permit, shall notify the other party of the relevant event and negotiate in good faith for a period of thirty (30) days (or such longer period as may be agreed by the Owners (acting reasonably)) from the date of the receipt of the relevant notice by the other party to agree an alternative. If such agreement is not reached within such thirty (30)-day or longer period, the Charterers agree that, in such circumstances, the Owners shall have the right to terminate this Charter by delivering to the Charterers a Termination Notice specifying a Termination Payment Date that falls, to the extent permitted by law, no earlier than thirty (30) days after the date of such Termination Notice, whereupon the Charterers shall be obliged to pay to the Owners the Early Termination Amount in accordance with paragraph (d) of Clause 51 (Termination Events) and/or such other terms and conditions as may be specified in such Termination Notice. (I) Subject to paragraph (n) below, the Charterers shall, within three Business Days of a demand by the Owners, pay to the Owners the amonnt of any Increased Costs incurred by the Owners as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter, or (ii) compliance with any law or regulation made after the date of this Charter, or (iii) the implementation or application of or compliance with Basel ill or any other law or regulation which implements Basel ill (whether such implementation, application or compliance is by a government, regulator or the Owners) made after the date of this Charter. In this Clause: (i) "Basel ill" means: (A) (B) (C) HongKong\2550616.3 the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel ill: A global regulatory framework for more resilient banks and banking systems", "Basel ill: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and any further guidance or standards. published by the Basel Committee on Banking Supervision relating to "Basel ill". 28

(ii) "Increased Costs" means: (A) a reduction in the rate of return from the Hire or on the Owners' overall capital; (B) an additional or increased cost; or (C) a reduction of any amount due and payable under any Transaction Document, which is incurred or suffered by the Owners to the extent that it is attributable to the Owners having entered into any Transaction Document or funding or performing its obligations under any Transaction Document. (m) The Owners shall notify the Charterers of any claim arising from paragraph (I) above (and of the event giving rise to such claim). The Owners shall, as soon as practicable after having made a demand in respect of such claim, provide a certificate confirming the amount of its Increased Costs. (n) Paragraph (I) above does not apply to the extent any Increased Costs is: (i) compensated for by a payment made under paragraph (g)(iii) above; or (ii) attributable to a FATCA Deduction required to be made by either Party, an Obligor or a Finance Party (if applicable); or , (iii) attributable to the wilful breach by the Owners of any law or regulation; or (iv) attributable to the implementation or application of, or compliance with, the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Charter (but excluding any amendment arising out of Basel Ill) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator or the Owners). (o) The Charterers shall, within three (3) Business Days of demand by the Owners, pay to the Owners their Break Costs. 41. Insurance (a) During the Agreement Term, the Charterers shall at their expense keep the Vessel insured against fire and usual marine risks (including hull and machinery and excess risks), oil pollution liability risks, war (including, if applicable, "War Risks" as defined in paragraph (a) of Clause 26 (War)) and protection and indemnity risks (and any risks against which it is compulsory to insure for the operation for the Vessel) in US Dollars and in such market and on such terms as are customary for owners of similar tonnage. (b) Such insurances shall be arranged by the Charterers to protect the interests of the Owners, the Charterers and (if any) the mortgagee of the Vessel or such other relevant Finance Party, and the Charterers shall be at liberty to protect under such insurances the interests of any Approved Manager. (c) Insurance policies shall cover the Owners, the Charterers and (if any) the Finance Parties according to their respective interests. Subject to the approval of the Owners (acting on the instructions or with the approval of the Finance Parties (in each case HongKong\2550616.3 29 if applicable)) and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for, provided that the aforementioned consent from the Owners will not be required for emergency repairs that are required to be carried out to enable the Charterers to continue to utilise the V esse! in accordance with this Charter. (d) The Charterers shall also remain responsible for and to effect repairs and settlement · of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances. (e) The Charterers shall arrange that, at any time during the Agreement Term, the hull and machinery and war risks insurance shall be in an amount not less than the greater of: (i) an amount which equals one hundred and ten per cent (110%) of the then current Early Termination Amount; and (ii) the current Market Value of the Vessel. (f) The Vessel shall be entered in a P&I Club which is a member of the International Group Association on customary terms and shall be covered against liability for pollution claims in an amount not less than one thousand million US Dollars (US$1,000,000,000). All insurances shall include customary protection in favour of the Owners and (if any) the Finance Parties as notice of cancellation and exclusion from liability for premiums or calls. (g) The Charterers: (i) undertake to place the Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as are customary for owners of similar tonnage; (ii) shall not alter the terms of any of the Insurances nor allow any person to be co-assured (other than an Approved Manager which is Teekay Shipping Limited, TGP or another member of the Teekay Group who has provided a co-assured undertaking in form and substance satisfactory to the Owners) under any of the Insurances without the prior written consent of the Owners (unless such co-assured person (other than an Approved Manager which is Teekay Shipping Limited, TGP or another member of the Teekay Group) has provided a co-assured undertaking in form and substance satisfactory to the Owners) and, if applicable, the Finance Parties, and will supply the Owners and, if applicable, the Finance Parties from time to time on request with such information as the Owners and, if applicable, any Finance Party may in their discretion reasonably require with regard to the Insurances and the brokers, underwriters or associations through or with which the Insurances are placed; and (iii) shall reimburse the Owners and/or (if applicable) any Finance Party on demand for all reasonable costs and expenses incurred by the Owners and/or such Finance Party in obtaining a report on the adequacy of the Insurances from an insurance adviser instructed by the Owners and/or such Finance Party, where such report was obtained (i) on or around the Actual Delivery Date and (ii) where the Owners reasonably determine that there have been material changes in the requirement to insure the Vessel. HongKong\2550616.3 30

(h) The Charterers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time upon the Owners' request, the Charterers shall provide the Owners and/or such Finance Party with (i) copies of all invoices issued by the brokers, underwriters or associations in respect of such premiums calls, contributions and other sums, and (ii) evidence satisfactory to the Owners and/or such Finance Party that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Insurances to be made or given by or on behalf of the Charterers to brokers, underwriters or associations have been duly and punctually made or given. (i) The Charterers will comply in all respects with all terms and conditions of the Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Insurances. The Charterers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Charterers will not permit the V esse! to be employed other than in conformity with the Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Owners and, if applicable, the Finance Parties, and the Charterers will promptly notify the Owners and, if applicable, the Finance Parties of any new requirement imposed by any broker, underwriter or association in relation to any of the Insurances. G) The Charterers will, no later than seven (7) days (or, in the case of protection and indemnity risks, no later than one (1) day) before the expiry of any of the Insurances renew them and shall as soon as reasonably thereafter (but in any event within fifteen (15) days after the relevant renewals) give the Owners and, if applicable, the Finance Parties such details of those renewals as the Owners and, if applicable, the Finance Parties may require. (k) The Charterers shall deliver to the Owners (upon the Owners' request) and, if applicable, the Finance Parties (upon their request) copies (and, if required by the Owners, the originals) of all policies, certificates of entry (endorsed with the appropriate loss payable clauses as may be required by the Owners and the Finance Parties from time to time) and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking (in such form as are customary for the market) shall be issued to the Owners and, if applicable, the Fmance Parties by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If the Vessel is at any time during the Agreement Term insured under any form of fleet cover, the Charterers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Charterers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel in the sole name of the Charterers or of the Charterers' brokers as agents for the Charterers. HongKong\25506163 31

---- ·------- (l) The Charterers shall promptly provide the Owners with full information regarding any casualty or other accident or damage to the Vessel, including, without limitation, any communication with all parties involved in case of a claim under any of the Insurances, unless the Charterers reasonably expect the cost of the claim no to exceed the Major Casualty Amount. (m) The Charterers agree that, at any time after the occurrence of a Termination Event which is continuing, the Owners and, if applicable, the Finance Parties shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Owners and, if applicable, the Finance Parties shall in their discretion think fit. (n) Whether or not a Termination Event shall have occurred, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid and applied in accordance with Clause 56 (Total Loss). (o) (i) The Owners agree that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Charterers to reimburse the Charterers for, and in discharge of, the loss, damage or expense in respect of which they shall have become dne, unless, at the time the amount in question becomes due, a Termination Event shall have occurred and is continuing, in which event the Owners shall be entitled to receive the amounts in question and to apply them either in reduction of the Early Termination Amount owed by the Charterers pursuant to paragraph (d) of Clause 51 (Termination Events) or, at the option of the Owners, to the discharge of the liability in respect of which they were paid. (ii) Without prejudice to the forgoing and subject to the terms of the Finance Documents (if any), all other claims in relation to the Insurances (other than in respect of a Total Loss), shall, unless and until the occurrence of a Termination Event which is continuing, in which event all claims under the relevant policy shall be payable directly to the Owners, be payable as follows: (A) (B) a claim in respect of any one casualty where the aggregate claim against all insurers does not exceed the Major Casualty Amount, prior to adjustment for any franchise or deductible under the terms of the relevant policy, shall be paid directly to the Charterers (as agent for the Owners) for the repair, salvage or other charges involved or as a reimbursement if the Charterers fully repaired the damage to the satisfaction of the Owners and paid all of the salvage or other charges; a claim in respect of any one casualty where the aggregate claim against all insurers exceeds the Major Casualty Amount prior to adjustment for any franchise or deductible under the terms of the relevant policy shall be payable directly to the Owners unless the Owners have, by prior written consent, agreed for such claim to be paid to the Charterers as and when the Vessel is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the insurers may with such consent make payment on account of repairs in the course of being effected. HongKong\2550616.3 32

(p) The Charterers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Major Casualty Amount arising other than from a Total Loss) without the prior written consent of the Owners and, if applicable, the Finance Parties. (q) If the Charterers fail to effect or keep in force the Insurances, the Owners may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Owners in their discretion consider desirable, and the Owners may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Charterers will reimburse the Owners from time to time on demand for all such premiums, calls or contributions paid by the Owners, together with interest calculated in accordance with paragraph (i) of Clause 40 (Hire) from the date of payment by the Owners until the date of reimbursement. (r) The Charterers shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular the Charterers shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the "Act") if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act). Before any such trade is commenced and during the entire period during which such trade is carried on, the Charterers shall: (i) pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Charterers for the V esse! in the market; and (ii) make all such quarterly or other voyage declarations as may from time to time be required by the Vessel's protection and indemnity association in order to maintain such cover; and (iii) submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel's protection and indemnity insurers to maintain cover for such trade; and (iv) implement any recommendations contained in the reports issued following the surveys referred to in sub-paragraph (r)(iii) above within the relevant time limits; and (v) in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone): (A) obtain ,and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and upon request provide the Owners with evidence of the same; and (B) procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Owners with evidence that this is so; and (C) comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the V esse! falls within the provisions which limit strict liability under the Act for oil pollution. (s) The Owners shall be at liberty to, in relation to the Vessel, take out an Innocent HongKong\2550616.3 33

Owners' Interest Insurance on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such Innocent Owners' Interest Insurance, but only to the extent corresponding to an Owners' Interest Insurance for an amount not exceeding one hundred and ten per cent (110%) of the then current Early Termination Amount. (t) Any Finance Party shall be at liberty to take out a Mortgagees' Interest Insurance in relation to the Vessel on such terms and conditions as that Finance Party may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners or that Finance Party in connection with such Mortgagees' Interest Insurance, but only to the extent corresponding to a Mortgagee's Interest Insurance for an amount not exceeding one hundred and ten per cent. (11 0%) of the amount then outstanding under any loan made available by the Finance Parties pursuant to any Finance Documents. (u) The Owners shall be at liberty to, in relation to the Vessel, take out freight, demurrage and defence cover on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such cover, but only to the extent corresponding to such cover for an amount not exceeding one hundred and ten per cent (11 0%) of the then cm1·ent Early Termination Amount. 42. Redelivery Upon the occurrence of any Termination Event, if the Owners decide to retake possession of the Vessel pursuant to paragraph (g) of Clause 51 (Termination Events), then the Charterers shall, at their own cost and expense, redeliver or cause to be redelivered the Vessel to the Owners at a safe, ice free port (at the Charterers' option and which is acceptable to the Owners) where the Vessel would be afloat at all times in a ready safe berth or anchorage, in accordance with Clauses 15 (Redelivery), 43 (Redelivery conditions) and 45 (Diver's inspection at redelivery), provided however that upon the Charterers' payment of the Early Termination Amount and any other amounts due under this Charter, the Charterers shall no longer be obliged to comply with the requirements under Clauses 15 (Redelivery), 43 (Redelivery conditions) or 45 (Diver's inspection at redelivery). 43. Redelivery conditions (a) In addition to what has been agreed in Clauses 15 (Redelivery) (Part II) and 42 (Redelivery), the condition of the Vessel shall at redelivery be as follows: (i) (ii) HongKong\25506163 the V esse! shall be free of any overdue class and statutory recommendations affecting its trading certificates; the Vessel must be redelivered with all equipment and spares or replacement items listed in the delivery inventory carried out pursuant to Clause 9 (Inventories, Oil and Stores) (Part II) and any spare parts on board or on order for any equipment installed on the Vessel following delivery (provided that any such items which are on lease or hire purchase shall be replaced with items of an equivalent standard and condition fair wear and tear excepted); all records, logs, plans, operating manuals and drawings, spare parts on board shall be included at the time of redelivery in connection with a transfer of the V esse! or such other items as are then in the possession of the Charterers shall be delivered to the Owners; 34

(iii) the Vessel must be redelivered with all national and international trading certificates and hull/machinery survey positions for both class and statutory surveys free of any overdue recommendation and qualifications valid and un-extended for a period of at least three (3) months beyond the redelivery date; (iv) all.ofthe Vessel's ballast tank coatings to be maintained in "Fair" (as such term (or its equivalent) may be defined and/or interpreted in the relevant survey report) condition as appropriate for the Vessel's age at the time of redelivery, fair wear and tear excepted; ( v) the V esse! shall have passed any flag or class surveys or inspections due within three (3) months after the date of redelivery and have its continuous survey system up to date; (vi) the Vessel must be re-delivered with accommodation and common spaces for crew and officers substantially in the same condition as at the Actual Delivery Date, free of damage over and above fair wear and tear, clean and free of infestation and odours; with cargo spaces generally fit to carry the cargoes originally designed and intended for the Vessel; with main propulsion equipment, auxiliary equipment, cargo handling equipment, navigational equipment, etc., in such operating condition as provided for in this Charter; (vii) the Vessel shall be free and clear of all liens (other than any Permitted Encumbrance); (viii) the condition of the cargo holds to be in accordance with the maintenance regime undertaken by the Charterers during the Charter Period since delivery with allowance for legitimate cargoes carried since the last major maintenance programme; (ix) at the costs and expenses of the Charterers, a final joint report from the surveyors appointed by the Owners and the Charterers respectively shall be carried out as to the condition of the Vessel and a list of agreed deficiencies if any shall be drawn up; (x) the anti-fouling coating system applied at the last scheduled dry-docking shall be in accordance with prevailing regulations at the time of application; (xi) the funnel markings and name (unless being maintained by the Owner following redelivery) shall be painted out by the Charterers; and (xii) recently taken lube oil samples for all major machinery shall be made available within one (1) week of redelivery and results forwarded to Owners' technical management for review. (b) At redelivery, the Charterers shall ensure that the Vessel shall meet the following performance levels (which where relevant shall be determined by reference to the Vessel's log books): (i) (ii) HongKong\25506!6.3 all equipment controlling the habitability of the accommodation and service areas to be in proper working order, fair wear and tear excepted; and available deadweight to be within one per cent (1%) of that achieved at delivery (as the same may be adjusted as a result of any upgrading of the Vessel carried out in accordance with this Charter (such adjustment to be agreed between the Owners and Charterers at the time such upgrading work 35 is to be undertaken)). (c) The Owners and Charterers shall each appoint (at the Charterers' cost and expense) surveyors for the purpose of determining and agreeing in writing the condition of the V esse! at redelivery. (d) If the Vessel is not in the condition or does not meet the performance criteria required by this Clause 43, a list of deficiencies together with the costs of repairing/remedying such deficiencies shall be agreed by the respective surveyors. (e) The Charterers shall be obliged to repair any class items restricting the operation or trading of the V esse! prior to redelivery. (f) The Charterers shall be obliged to repair/remedy all such other deficiencies as are necessary to put the Vessel into the return condition required by this Clause 43. 44. Owners' mortgage (a) On the basis that the Owners will procure the issuance of the relevant Quiet Enjoyment Letter, the Charterers: (i) acknowledge that the Owners are entitled and do intend to enter or have entered into certain funding arrangements with the Finance Parties in order to finance part of the Owners' Cost, which funding arrangements may be secured, inter alia, by ship mortgages over the Vessel and (along with other related matters) the relevant Finance Documents; (ii) irrevocably consent to any assignment in favour of the Finance Parties pursuant to the relevant Finance Documents of the Owners' rights in and to any assignment by the Charterers of its rights, interests and benefits in and to the Insurances, Earnings, Requisition Compensation and any guarantee in favour of the Charterers for the performance of the obligations of any Sub-charterer under any Sub-charter; and (iii) without limiting the generality of paragraph (q) of Clause 48 (Charterers' undertakings), undertake to execute, provide or procure the execution or provision (as the case may be) of such further information or document as in the reasonable opinion of the Owners and/or the Finance Parties are necessary to effect the assignment referred to in paragraph (ii) above. (b) Without prejudice to the foregoing, the Owners' may assign, transfer or novate their rights under this Charter without the prior written consent of the Charterers if (x) the proposed assignee, transferee or novatee is an Affiliate of the Owners, or (y) (in the case of an assignment by way of security only) the proposed assignee is a Finance Party, in all cases subject to the following conditions: (i) the Owner having procured the relevant Quiet E~oyment Letter; (ii) the proposed assignee, transferee or novatee is not a recognised competitor of any member of the Teekay Group; and (iii) the Charterers will not be left in a financially worse position after any proposed assignment ,transfer or novation, provided however that all the conditions referred to in the preceding provisions of this paragraph (b) (other than the Quiet Enjoyment Letter referred to in sub-paragraph (b )(i) above) shall not apply to any assignment, transfer or novation which occurs or is intended to occur after a Termination Event has occurred and is HongKong\2550616.3 36

L continuing. 45. Diver's inspection at redelivery (a) For the avoidance of doubt, the requirements of this Clause 45 will not apply if (i) after the occurrence of a Termination Event, the Charterers have paid the Early Termination Amount and any other amounts due under this Charter, or (ii) the Charterers have paid the Purchase Obligation Price and the Vessel has been redelivered to the Charterer pursuant to Clause 54 (Purchase obligation and transfer of title). (b) Unless the Vessel is returned in dry-dock, a diver's inspection is required to be performed at the time of redelivery. (c) The Charterers shall, at the written request of the Owners, arrange at the Charterers' time and expense for an underwater inspection by a diver approved by the Classification Society immediately prior to the redelivery. (d) A video film of the inspection shall be made. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. (e) If damage to the underwater parts is found, the Charterers shall arrange, at their time and costs, for the Vessel to be dry-docked and repairs carried out to the satisfaction of the Classification Society. (f) If the conditions at the port of redelivery are unsuitable for such diver's inspection, the Charterers shall take the Vessel (in Owners' time but at Charterers' expense) to a suitable alternative place nearest to the redelivery port unless an alternative solution is agreed. (g) Without limiting the generality of sub-paragraph (b)(iii) of Clause 57 (Fees and expenses), all costs relating to any diver's inspection shall be borne by the Charterers. 46. Owners' undertaking The Owners warrant, represent and agree that they and their officers, directors, employees, consultants, agents and/or intermediaries, or any person acting on their behalf, have complied with, and shall comply with, all applicable Business Ethics Laws in connection with this Charter. The Owners shall indemnify the Charterers for any loss or damages arising from a breach of this Clause 46 (Owners' undertaking). 47. Charterers' representations and warranties (a) The Charterers represent and warrant to the Owners on the date of this Charter and (by reference to the facts and circumstances then pertaining) on the Actual Delivery Date and at each Hire Payment Date as follows (except that (1) the representation and warranty contained in paragraphs (vii) (No filing or stamp taxes) and (xxvi) (Financial covenants) below shall only be made on the date of this Charter and on the Actual Delivery Date, and (2) the representations and warranties in paragraphs (ii) (No deductions or withholding) and (xx) (Disclosure of material facts) below shall only be made on the date of this Charter): (i) Status and due authorisation: each Obligor is a corporation, limited partnership or limited liability company duly incorporated or formed under the laws of its jurisdiction of incorporation or formation (as the case may be) with power to enter into the Transaction Documents and to exercise its HongKong\25506!6.3 37 rights and perform its obligations under the Transaction Documents and all corporate and other action required to authorise its execution of the Transaction Documents and its performance of its obligations thereunder has been duly taken; (ii) No deductions or withholding: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, none of the Obligors will be required to make any deduction or withholding from any payment it may make under any of the Transaction Documents (other than a FATCA Deduction); (iii) Claims pari passu: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, the payment obligations of each Obligor under each Transaction Document to which it is a party, rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such obligor save for any obligations which are preferred solely by any bankruptcy, insolvency or other similar laws of general application; (iv) No Immunity: in any proceedings taken in any of the Obligors' respective jurisdictions of incorporation or formation in relation to any of the Transaction Documents, none of the Obligors will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process; (v) Governing law and judgments: in any proceedings taken in any of the Obligors' jurisdiction of incorporation or formation in relation to any of the Transaction Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced; (vi) Validity and admissibility in evidence: as at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (A) to enable each of the Obligors lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Transaction Documents, (B) to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding, and (C) to make the Transaction Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Obligors, have been done, fulfilled and performed; (vii) No filing or stamp taxes: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Transaction Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Transaction Document; (viii) Binding obligations: the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Transaction Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Transaction Documents or the performance by any of HongKong\2550616.3 38 them of any of their obligations thereunder; (ix) No misleading information: to the best of its knowledge, any factual information provided by any Obligor to the Owners in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided and is not misleading in any respect; (x) No winding-up: none of the Obligors has taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Charterers' knowledge and belief) threatened against any Obligor for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a Material Adverse Effect on the business or financial condition of the Charter Guarantor Group taken as a whole; (xi) Solvency: (A) None of the Obligors nor the Charter Guarantor Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts; (B) None of the Obligors by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness. (C) The value of the assets of each Obligor and the Charter Guarantor Group taken as a whole is not less than the liabilities of such entity or the Charter Guarantor Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities). (D) No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Obligor. (xii) No 11Ullerial defaults: (A) Without prejudice to paragraph (B) below, none of the Obligors are in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect on the business or financial condition of the Charter Guarantor Group taken as a whole. (B) No Potential Termination Event or Termination Event is continuing or might reasonably be expected to result from each Obligor's entry into and performance of each Transaction Document to which such Obligor is a party; (xiii) No material proceedings: no action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a Material Adverse Effect on the business or financial condition of the Charter Guarantor Group taken as a whole has been started or is reasonably likely to be started; (xiv) Accounts: all financial statements relating to the Charterers or the Charter HongKong\2550616.3 39

Guarantor required to be delivered under paragraph (a) of Clause 48 (Charterers' undertakings), were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of quarterly accounts) the financial condition of the Charterers or the Charter Guarantor (as the case may be) and its Subsidiaries at the date as of which they were prepared and the results of their operations during the financial period then ended; (xv) No obligation to create Encumbrance: the execution of the Transaction Documents by the Obligors and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Obligor to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents; (xvi) No breach: the execution of the Transaction Documents by each of the Obligors and their exercise of their rights and performance of their obligations under any of the Transaction Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party; (xvii) Security: each of the Obligors is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents; (xviii) Necessary Authorisations: the Necessary Authorisations required by each Obligor are in full force and effect, and each Obligor is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation; (xix) No money laundering: the performance of the obligations of the Obligors under the Transaction Documents, will be for the account of members of the Charter Guarantor Group and will not involve any breach by any of them of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities; (xx) Disclosure of material facts: the Charterers are not aware of any material facts or circumstances which have not been disclosed to the Owners and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to enter into the Transaction Documents. (xxi) No breach of laws: (A) (B) HongKong\2550616.3 None of the Obligors has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect. No labour disputes are current or (to the best of the Charterers' knowledge and belief) threatened against any member of the Charter Guarantor Group which have or are reasonably likely to have a Material Adverse Effect. 40

(xxii) Environmentallaws: (A) Each member of the Charter Guarantor Group is in compliance with paragraph G) of Clause 48 (Charterers' undertakings) 48 and (to the best of its knowledge aud belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect. (B) No Environmental Claim has been commenced or (to the best of the Charterers' knowledge and belief) is threatened against any member of the Charter Guarantor Group where that claim has or is reasonably likely, if determined against that member of the Charter Guarantor Group, to have a Material Adverse Effect. (xxiii) Taxation: (A) No Obligor (save for the Charter Guarantor) is materially overdue in the filing of any Tax returns and no Obligor (save for the Charter Guarantor) is overdue in the payment of any amount in respect of Tax of five million US Dollars (US$5,000,000) (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds. (B) No claims or investigations are being made or conducted against any Obligor (save for the Charter Guarantor) with respect to Taxes such that a liability of, or claim against, such Obligor of five million US Dollars (US$5,000,000) (or its equivalent in any other currency) or more is reasonably likely to arise. (xxiv) No Restricted Party: no Obligor is a Restricted Party nor has any Obligor or any of their respective directors, officers or employees or any person acting on their behalf received notice or are aware of any claim, action, suit, proceeding or investigation against any of them with respect to Sanctions by a Sanctions Authority. (xxv) No Material Adverse Effect: no event or circumstance which has occurred and which has or is reasonably likely to have a Material Adverse Effect. (xxvi) Financial covenants: the financial covenants and other requirements under Clause 50 (Financial covenants) are no less favourable than those given by the Charter Guarantor to any of its other creditors. (b) Representations limited: the representation and warranties of the Charterers in this Clause 47 are subject to: (i) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court; (ii) the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors; (iii) the time barring of claims under any applicable limitation acts; (iv) the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and HongKong\2550616.3 41

(v) any other reservations or qualifications of Jaw expressed in any legal opinions obtained by the Owners in connection with the Transaction Documents. 48. Charterers' undertakings The undertaking and covenants in this Clause 48 remain in force for the duration of the Agreement Term. (a) Financial statements: the Charterers shall supply to the Owners: (i) as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its Financial Years, the Charterers' audited financial statements for that Financial Year; and (ii) as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Charter Guarantor's Financial Years, the Charter Guarantor's audited consolidated financial statements for that Financial Year. (b) Requirements as to financial statements: each set of financial statements delivered to the Owners under paragraph (a) of Clause 48 in relation to the Charterers and the Charter Guarantor (each a "Notifying Party"): (i), (ii) shall be certified by an authorised signatory of the relevant Notifying Party as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and shall be prepared in accordance with GAAP. (c) Interim financial statements The Charterers shall supply to the Owners: (i) as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of its Financial Half-Year: (A) the unaudited financial statements of the Charterers for that Financial Half-Year; and (B) the unaudited consolidated financial statements of the Charter Guarantor for that Financial Half-Year; and (ii) as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each relevant Financial Quarter: (A) the unaudited financial statements of the Charterers for that Financial Quarter; and (B) the unaudited consolidated financial statements of the Charter Guarantor for that Financial Quarter. (d) Compliance Certificate (i) The Charterers shall supply to the Owners a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 50 (Financial Covenants), with: (A) HongKong\2550616.3 each of the Charter Guarantor's annual consolidated audited financial statements in respect of the relevant Financial Year 42 delivered pursuant to paragraph (a)(ii) (Fiooncial statements) above; and (B) each of the half-yearly unaudited financial statements in relation to the first Financial Half-Year of that calendar year and delivered pursuant to paragraph (Interimfiooncial statements) above. (ii) Each Compliance Certificate shall be signed by an authorised signatory of the Charter Guarantor. (e) Information: miscellaneous The Charterers shall supply to the Owners: (i) promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect; and (ii) promptly, such further information regarding the financial condition, business and operations of any Obligor as the Owners may reasonably request. (f) Maintenance of legal validity The Charterers shall comply with the terms of and do all that is necessary to maintain in full force and effect all Necessary Authorisations required in or by the laws and regulations of its jurisdiction of formation or incorporation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents in its jurisdiction of incorporation or formation and all other applicable jurisdictions. (g) Notification of Potential Termination Event The Charterers shall promptly, upon becoming aware of the same, inform the Owners in writing of the occurrence of any Termination Event (and the steps, if any, being taken to remedy this) and, upon receipt of a written request to that effect from the Owners, confirm to the Owners that, save as previously notified to the Owners or as notified in such confirmation, no Termination Event is continuing or if a Termination Event is continuing specifying the steps, if any, being taken to remedy it. (h) Claims pari passu The Charterers shall ensure that at all times the claims of a Creditor Party against it under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and subordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application. (i) Necessary Authorisations Without prejudice to any specific provision of the Transaction Documents relating to a Necessary Authorisation, the Charterers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Owners of all Necessary Authorisations. (j) Compliance with applicable laws The Charterers shall comply with all applicable laws, including Environmental Laws, to which it may be subject (except as regards Restricted Parties to which paragraph (k) below applies, and anti-corruption and anti-bribery laws to which paragraph (I) below applies) if a failure to do the same may have a Material Adverse Effect. (k) No dealings with Restricted Parties The Charterers shall not, and shall not permit HongKong\2550616.3 43 or authorise any other person to, directly utilise or employ the Vessel or to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any transaction(s) contemplated by the Transaction Documents to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Party; and (ii) in any other manner that would reasonably be expected to result in any Obligor, the Owners, any Approved Manager or any Finance Party (if applicable) being in breach of any Sanctions or become a Restricted Party. (1) Anti-corruption and anti-bribery laws The Charterers warrant, represent and agree that they and their Affiliates and their respective officers, directors, employees, consultants, agents and/or intermediaries have complied with, and shall comply with, all applicable Business Ethics Laws in connection with this Charter. The Charterers shall indemnify the Owners for any loss or damages arising from a breach of this paragraph (!). For the purposes of this Clause only "Affiliates" means Teekay LNG Partners LP and its Subsidiaries. (m) Environmental compliance The Charterers shall, and shall procure that each of the Obligors will: (i) comply with any Environmental Law; (ii) obtain, maintain and ensure compliance with all requisite Environmental Approvals; and (iii) implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect. (n) Environmental Claims The Charterers shall promptly upon becoming aware of the same, inform the Owners in writing of: (i) • any Environmental Claim against any member of the Charter Guarantor Group which is current, pending or threatened; and (ii) any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Charter Guarantor Group, where the claim, if determined against that member of the Charter Guarantor's Group, has or is reasonably likely to have a Material Adverse Effect. ( o) Taxation The Charterers shall pay and discharge any Tax imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that: (i) such payment is being contested in good faith; (ii) adequate reserves are being maintained for such Tax and the costs required to contest them have been disclosed in its latest financial statements; and (iii) such payment can be lawfully withheld and failure to pay such Tax does not have or is not reasonably likely to have a Material Adverse Effect. HongKong\2550616.3 44

(p) Loans or other financial commitments The Charterers shall not make any loan or enter into any guarantee and indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except pursuant to the Transaction Documents and loans made in the ordinary course of business. (q) Further assurance The Charterers shall at their own expense, promptly take all such action as the Owners may reasonably require for the purpose of perfecting or protecting any of the Owner's rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents. (r) Other information The Charterers will promptly supply to the Owners such financial information and explanations as the Owners may from time to time reasonably require in connection with the Obligors. (s) Inspection of records The Charterers will permit the inspection of their financial records and accounts on reasonable notice from time to time during business hours by the Owners or its nominee. (t) Insurance The Charterers shall procure that all of the assets, operation and liability of the Charterers are insured against such risks, liabilities and for amounts as normally adopted by the industry for similar assets and liabilities and, in the case of the Vessel, in accordance with the terms of the this Charter. (u) Merger and demerger The Charterers shall not enter into any amalgamation, merger, demerger or corporate restructuring without the prior written consent of the Owners (such consent not to be unreasonably withheld). (v) Transfer of assets The Charterers shall not,. and shall procure that no other Obligor (other than the Charter Guarantor) will, sell or transfer any of its material assets other than: (i) on arm's length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or (ii) on arm's length terms to its Affiliates, which are and remain members of the Charter Guarantor Group. (w) Change of business The Charterers shall not without the prior written consent of the Owners, make any substantial change to the general nature of their shipping business from that carried on at the date of this Charter. (x) Acquisitions The Charterers shall not make any acquisitions or investments without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed) save for the acquisition of the Vessel under the Building Contract. (y) "Know your customer" checks If: (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter; (ii) any change in the status of the Charterers after the date of this Charter; or (iii) a proposed assignment or transfer by Owners of any of its rights and obligations under this Charter, obliges the Owners to comply with "know your customer" or similar identification HongKong\2550616.3 45 procedures in circumstances where the necessary information is not already available to it, the Charterers shall promptly upon the request of the Owners supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents. (z) No borrowings The Charterers shall not incur any liability or obligation except (i) liabilities and obligations under the Transaction Documents to which they are a party, (ii) liabilities or obligations reasonably incurred in the ordinary course of chartering, repairing and maintaining the Vessel and (iii) Financial Indebtedness owing to Mfiliates provided that such Financial Indebtedness is unsecured and subordinated provided that so long as no Termination Event shall have occurred and be continuing or would result from the making of any such payment nothing in this paragraph (z) shall prevent the Charterers from repaying any such Financial Indebtedness or paying interest on such Financial Indebtedness. (aa) No dividends The Charterers shall not, and shall procure that none of the other Obligors (other than the Chargor and the Charter Guarantor) shall, pay any dividends or make other distributions to its shareholders whilst a Termination Event is continuing. (bb) Listing The Charterers shall procure that the Charter Guarantor will throughout the duration of this Charter maintain its listing as a publically traded entity on the New York Stock Exchange or any other recognised stock exchange acceptable to the Owners. ( cc) Negative pledge The Charterers shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of the V esse!, its other assets or undertakings (other than Permitted Encumbrances) nor dispose of the Vessel or any of those assets or all or any part of those undertakings other than, in the case of a sale of the Vessel, where such sale complies with the requirements of Clauses 51 (Termination Events) or 55 (Sale of Vessel by the Owners). (dd) Management of the Vessel The Charterers shall ensure that: (i) the Vessel is at all times technically and commercially managed by an Approved Manager; (ii) unless (A) the Charterers have promptly informed the Owners in writing of any proposed change of an Approved Manager, and (B) the Owners have granted its prior written consent (which shall not be unreasonably withheld or delayed) to such proposed change, the Approved Manager shall not be changed to an entity which is not a member of the Teekay Group; and (iii) at any time that the Approved Manager of the Vessel is not Teekay Shipping Limited, TGP or any other member of the Teekay Group, such Approved Managers will provide a Manager's Undertaking (in form and · content reasonably satisfactory to the Owners) confirming that, among other things, following the occurrence of Termination Event which is continuing, all claims of the Approved Managers against the Charterers shall be subordinated to the claims of the Owners or the Finance Parties (if .applicable) under the Transaction Documents. (ee) Classification The Charterers shall ensure that the Vessel maintains the highest classification required for the purpose of the relevant trade of the Vessel which HongKong\2550616.3 46 shall be with the Vessel's Classification Society, in each case, free from any material overdue recommendations and adverse notations affecting that the Vessel's class. (ff) Certificate offiiUlncial responsibility The Charterers shall, if required, obtain and maintain a certificate of financial responsibility in relation to the Vessel which is to call at the United States of America. (gg) Registration The Charterers shall not change or permit a change to the flag of the . Vessel during the duration of this Charter other than to a Pre-Approved Flag or under such other flag as may be approved by the Owners, such approval not to be unreasonably withheld or delayed. Any change to the flag of the Vessel shall be at the cost of the Charterers (which shall include any reasonable and documented costs of the Finance Parties (if applicable)). (hh) ISM and ISPS Compliance The Charterers shall ensure that each ISM Company and ISPS Company complies in all material respects with the ISM Code and the ISPS Code, respectively, or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that such company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Charterers shall promptly, upon request, supply the Owners with copies of the same. (ii) Chartering-in The Charterers shall not, during the duration of this Charter, without the prior written consent of the Owners, take any vessel on charter or other contract of employment (or agree to do so) except for vessels chartered in by the Charterers on a temporary basis to be provided to any Sub-charterer in order to fulfil its obligations under the relevant Sub-charter (in circumstances where the Vessel is not available for whatever reason). (jj) Change of control The Charterers shall, and shall procure that the Charterer Guarantor will, ensure that during the duration the Charter Period no Change of Control shall occur. (kk) Inspection of Vessel and inspection reports In the absence of a Termination Event, subject to there being no undue interference with the operation of the Vessel, the Charterers shall upon the Owners' request once in each calendar year provide an inspection report as to the condition of the Vessel (and, for the avoidance of doubt, each such report may be prepared by the relevant technical team of a member of the Teekay Group), provided always however that if a Termination Event has occurred and is continuing, the Owners may at any time and at the Charterers' cost conduct such inspection and the Charterers shall be deemed to have granted such permission and shall provide such necessary assistance to the Owners in respect of such inspection. (ll) Sub-charterers The Charterers will, where applicable, use reasonable endeavours and forthwith execute and deliver any and all such other agreements, instruments and documents (including any novation agreement) as may be required by law or deemed necessary or desirable by the Owners to ensure that any Sub-Charter which is in effect on the Actual Delivery Date remains in effect, so that all obligations previously owed by the relevant Sub-charterers to the Charterers under such Sub-Charter shall continue to be owed to the Charterers throughout the Agreement Term. (mm) Valuation Report The Charterers will deliver or procure the delivery to the Owners of a Valuation Report: HongKong\2550616.3 47

(i) once every twelve (12) months during the Charter Period (each such Valuation Report to be at the Charterers' cost); and (ii) at such other times as the Owners may require in their absolute discretion (each such additional Valuation Report to be at Owners' cost unless a Termination Event has occurred and is continuing following which each such additional Valuation Report shall be at the cost of the Charterers). (nn) Sub-Charter and Sub-charter Guarantee The Charterers shall procure that, without the prior written consent of the Owners, there shall be no termination by the Charterers of, alteration to or waiver of any material term of, the Sub-charter or the Sub-charter Guarantee. ( oo) Transactions with Affiliates The Charterers shall procure that all transactions conducted or to be conducted between the Charterers and any of the Charterers' Affiliates will be on an arm's length commercial basis. (pp) Conditions subsequent The Charterers shall: (i) within the earlier of (A) ninety (90) days after the Actual Delivery Date, and (B) the date on which the Initial Sub-charterer becomes entitled to cancel the Initial Sub-charter pursuant to clause 4.4 (Charterer's Remedy for Delayed Delivery) thereof, provide the certificate of delivery (or such other equivalent document) for the purpose of evidencing that delivery under the Initial Sub-charter has taken place; (ii) without prejudice to sub-paragraph (i) above, provide a written confirmation to the Owners that delivery of the Vessel to the Initial Sub-charter has occurred within thirty (30) days after such delivery; and (iii) to the extent that any certificate received by the Owners pursuant to paragraph (g) of Clause 36 (Conditions precedent) was in provisional form at the time of the receipt, deliver or caused to be delivered to the Owners the corresponding formal certificate as soon as possible after the Charterers' receipt of the same from the relevant persons, anc! in any event prior to the expiry of the validity period of such provisional certificate; and (iv) the Vessel's transcript of register within twenty-four (24) hours of the Actual Delivery Date. 49. Earnings Account (a) In addition to Clause 48 (Charterers' undertakings), the Charterers hereby undertake to the Owners that, throughout the Agreement Term, they will deposit all of the Earnings received by the Charterers into the Earnings Account, free and clear of any costs, fees, expenses, disbursements, withholdings or deductions. (b) Provided that no Termination Event has occurred or is continuing and subject to payment of any Hire that has become due and payable, the Charterers may freely withdraw any amount standing to the credit of the Earnings Account. 50. Financial covenants (a) The Charterers shall procure that the Charter Guarantor will (on a consolidated basis) comply with the following financial covenants throughout the Agreement Term: (i) to maintain Free Liquidity and Available Credit Lines of (in aggregate) not HongKong\2550616.3 48 less than thirty five million US Dollars (US$35,000,000); and (ii) to maintain a Net Debt to Net Debt plus Equity Ratio of not more than eighty per cent (80%); and (iii) to maintain a Tangible Net Worth of at least four hundred million US Dollars (US$400,000,000), provided that following any change in the applicable accounting policies for the Charter Guarantor from GAAP the Owners (in consultation with the Charter Guarantor) may require an amendment to this Clause 50 as the Owners deem logical and necessary having regard to the nature of such changes in policy and the intended substance of this Clause 50. (b) The financial covenants set out in paragraph (a) above shall be tested every six (6) months by reference to (i) each of the audited consolidated annual and (as the case may be) unaudited consolidated semi-annual financial statements of the Charter Guarantor received by the Owners pursuant to paragraphs (a) (Financial statements) and (c) (Interim financial statements) (respectively) of Clause 48 (Charterers' undertakings), and (ii) the relevant Compliance Certificate delivered pursuant to paragraph (d) of Clause 48 (Charterers' undertakings). (c) Forthe purposes of this Clause 50: "Available Credit Lines" means any undrawn committed revolving credit lines, other than undrawn committed revolving credit lines with less than six (6) months to maturity, available to be drawn by any member of the Charter Guarantor Group, as reflected in the Charter Guarantor's most recent financial statements forming part of the Charter Guarantor's Accounts; "Equity" means the aggregate of the amount paid up on the issued share capital of the Charter Guarantor and the amount standing to the credit of its capital and revenue reserves (including any share premium account or capital redemption reserve but excluding any revaluation reserve), plus or minus the amount standing to the credit or debit (as the case may be) of its profit and loss account; "Free Liquidity" means cash, cash equivalents and marketable securities of maturities less than one (1) year to which the members of the Charter Guarantor Group shall have free, immediate and direct access each as reflected in the Charter Guarantor's most recent financial statements forming part of the Charter Guarantor's Accounts; "Net Debt" means the Charter Guarantor's Total Debt less its Free Liquidity; "Net Debt to Net Debt plus Equity Ratio" means the ratio of Net Debt to Net Debt plus Equity; "Tangible Net Worth" means the issued and paid up share capital (including share premium or items of a similar nature (but excluding shares which are expressed to be redeemable)), loans from shareholders (where subordinated to the satisfaction of the Owners), and amounts standing to the credit of the consolidated capital reserves of the Charter Guarantor, (a) (b) HongKong\2550616.3 plus any credit balance carried forward on the Charter Guarantor's consolidated profit and loss account, less: 49

(i) any debit balance carried forward on the Charter Guarantor's consolidated profit and loss account; (ii) any amount shown for goodwill, including on consolidation, or any other intangible property (other than intangible property relating to contracts as shown in the balance sheet of the Charter Guarantor); and (iii) any amount attributable to minority interests in Subsidiaries. "Total Debt" means the aggregate of: (a) the amount calculated in accordance with GAAP shown as each of "long term debt", "short term debt" and "current portion of long term debt" on the latest consolidated balance sheet of the Charter Guarantor; and (b) the amount of any liability in respect of any lease or hire purchase contract entered into by the Charter Guarantor or any of its Subsidiaries which would, in accordance with GAAP, be treated as a finance or capital lease (excluding any amounts applicable to leases to the extent that the lease obligations are secured by a security deposit which is held on the balance sheet under "Restricted Cash"); 51. Termination Events (a) Each of the following events shall constitute a Termination Event: (i) Failure to pay an Obligor fails to pay any amount dne from it under any Transaction Document to which it is a party at the time, in the currency and otherwise in the manner specified therein provided that, if such Obligor can demonstrate to the reasonable satisfaction of the Owners that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error or an error in the banking system or a Disruption Event, then such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under this Charter (if a payment of Hire) and ten (10) Business Days (if a sum payable on demand); or (ii) Misrepresentation any representation or statement made by any Obligor in any Transaction Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or (iii) Specific covenants an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Charterers under paragraphs (t) (Insurance) and Gj) (Change of control) of Clause 48 (Charterers' wzdertakings) and paragraph (h) of clause 8 (Conditions Precedent) of the MOA; or (iv) Financial covenants the Charter Guarantor is in breach of the financial covenants set out in Clause 50 (Financial covenants); or (v) Other obligations an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Transaction Document (other than those referred to in paragraphs (iii) and (iv) above) and such HongKong\2550616.3 50 failure is not remedied within 14 days after the earlier of (A) the Owners having given notice thereof to the relevant Obligor, and (B) any Obligor becoming aware of such failure to perform or comply; or

(vi) ***Cross Default*** any Financial Indebtedness of any Obligor is not paid when due (or within any applicable grace period) or any Financial Indebtedness of any Obligor is declared, or is capable of being declared, to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (A) of the Charter Guarantor or the Chargor is equal to or greater than one hundred million Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or (B) of the Charterers is equal to or greater than five million Dollars (US$5,000,000) or its equivalent in any other currency or currencies; or

(vii) ***Insolvency and rescheduling*** an Obligor is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

(viii) ***Winding-up*** an Obligor files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

(ix) ***Execution or distress***

(A) an Obligor fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (1) in respect of the Charter Guarantor or the Chargor equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or (2) in respect of the Charterers equal to or greater than five million US Dollars (US$5,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired; or

(B) any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of an Obligor in an aggregate amount (1) in respect of the Charter Guarantor or the Chargor equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or (2) in respect of the Charterers equal to or greater than five million US Dollars (US$5,000,000) or its equivalent in any other currency or currencies, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released; or

HongKong\2550616.3 51

(x) Similar event any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraphs (vii), (viii) or(ix) above; or (xi) Repudiation an Obligor repudiates any Transaction Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Transaction Document; or (xii) Validity and admissibility at any time any act, condition or thing required · to be done, fulfilled or performed in order: (A) to enable any Obligor lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Transaction Documents; (B) to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding; or (C) to make the Transaction Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within thirty (30) days after notification from the Owners to the relevant Obligor requiring the same to be done, fulfilled or performed; or (xiii) Illegality at any time: (A) it is or becomes unlawful for any Obligor to perform or comply with any or all of its obligations under the Transaction Documents to which it is a party; (B) any of the obligations of the Charterers under the Transaction Documents to which they are parties are not or cease to be legal, valid and binding; or (C) any Encumbrance created or purported to be created by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to such Security Document (other than the Owners) to be ineffective, and, in each case, such illegality is not remedied or mitigated to the satisfaction of the Owners within thirty (30) days after it has given notice thereof to the relevant Obligor; or (xiv) Material adverse change at any time there shall occur any event or change which has a Material Adverse Effect in respect of any Obligor and such event or change, if capable of remedy, is not so remedied within thirty (30) days of the delivery of a notice confirming such event or change by the Owners to the relevant Obligor; or (xv) Conditions precedent if any of the conditions set out in Clause 36 (Conditions precedent) is not satisfied by the relevant time or such other time period specified by the Owners in its discretion; or (xvi) Revocation or modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Agreement Term becomes necessary to enable any of the Obligors to comply with any HongKong\2550616.3 52 of their obligations in or pursuant to any of the Transaction Documents is revoked, withdrawn or withheld, or modified in a manner which the Owners reasonably considers is, or may be, prejudicial to the interests of Owners in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or (xvii) Cessation of business any of the Obligors ceases, or threatens to cease, to carry on all or a substantial part of its business; or (xviii) Curtailment of business if the business of any of the Obligors is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Obligors is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Obligor disposes or threatens to dispose of a substantial part of its business or assets; or (xix) Reduction of capital if any Obligor reduces its committed or subscribed capital; or (xx) Environmental matters (A) any Environmental Claim is pending or made against the Charterers or in connection with the Vessel, where such Environmental Claim has a Material Adverse Effect; (B) any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect; or (xxi) Loss of property all or a substantial part of the business or assets of any Obligor is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Owners has or could reasonably be expected to have a Material Adverse Effect; or (xxii) Sanctions any Obligor, any Affiliate of any Obligor or any of their respective directors, officers or employees becomes a Restricted Party; or (xxiii) Arrest the Vessel is arrested or seized for any reason whatsoever (other than caused solely and directly by any action or omission from the Owners) unless the Vessel is released and returned to the possession of the Charterers within forty five (45) days of such arrest or seizure; or (xxiv) Related Transaction Documents an event or circumstance referred to in sub-paragraph (a)(i) (Failure to pay) of clause 51 (Termination Events) of any Related Charter occurs; or (xxv) Termination of Sub"charter a Sub-charter is terminated, repudiated or cancelled: (A) HongKong\2550616.3 by the Sub-charterers due to a breach by the Charterers unless (1) such breach does not materially affect the ability of the Charterers to perform its obligations under this Charter, and (2) the Charterers enter into a replacement Sub-charter (on terms reasonably acceptable to the Owners) with a Sub-charterer (reasonably acceptable to the Owners) within sixty (60) days of such termination, repudiation or cancellation; or 53

(B) for any reason other than a breach by the Charterers unless the Charterers enter into a replacement Sub-charter (on terms reasonably acceptable to the Owners) with a Sub-charterer (reasonably acceptable to the Owners) within one hundred and eighty (180) days of such termination, repudiation or cancellation; (xxvi) Termination of Sub-charter Guarantee where a Sub-charter Guarantee is provided by the relevant Sub-charter Guarantor in favour of the Charterers to cover the obligations of the relevant Sub-charterers under the · corresponding Sub-charter, and such Sub-charter Guarantee is terminated, cancelled or repudiated for any reason other than a default by the Charterers, unless (A) the Charterers procure that a replacement Sub-charter Guarantee (on terms reasonably acceptable to the Owners) is entered into with a Sub-charter Guarantor (reasonably acceptable to the Owners) within one hundred and eighty (180) days of such termination, cancellation or repudiation, or (B) the Charterers provide other replacement guarantee or security (in an amount and form acceptable to the Owners in their discretion) within one hundred and eighty (180) days of such termination, cancellation or repudiation; or (xxvii) Owners' inability to change flag where a change of the Vessel's flag from a Pre-Approved Flag is required: (A) to be implemented by the Owners under the Finance Documents due to (x) the implementation of Sanctions (or provisions which carry similar requirements under the Finance Documents) and/or other relevant laws and regulations, and (y) an event of default or mandatory prepayment event (however each such event is described under the Finance Documents) will occur if the Owners do not implement such change of flag; and (B) the relevant Sub-charterers' consent to the implementation of the change of flag referred to in sub-paragraph (A) above is not provided pursuant to Clause 53 (Owners' undertaking regarding change of Vessel registration). (b) The Owners and the Charterers agree that it is a fundamental term and condition of this Charter that no Termination Event shall occur during the Agreement Term. Without prejudice to the forgoing, a Termination Event which is continuing shall constitute an agreed terminating event, the occurrence of which will entitle the Owners to exercise all or any of the remedies set out below in this Clause 51. (c) At any time after a Termination Event shall have occurred and be continuing following the lapse of any applicable grace period, the Owners may at their option: (i) (ii) HongKong\2550616.3 and by delivering to the Charterers a Termination Notice, terminate this Charter with immediate effect or on the date specified in such Termination Notice and withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 42 (Redelivery) and 43 (Redelivery conditions); apply any amount then standing to the credit to the Earnings Account against any Unpaid Sum or such other amounts which the Owners or other Obligors may owe under the Transaction Documents; and/or 54

(iii) (without prejudice to sub-paragraph (ii) above) enforce any Encumbrance created pursuant to the relevant Transaction Documents. (d) On the Termination Payment Date in respect of any termination of the chartering of the Vessel under this Charter in accordance with paragraph (c) above, the Charterers shall pay to the Owners an amount equal to the Early Termination Amount. (e) Following any termination to which this Clause 51 applies, all sums payable in accordance with paragraph (d) above shall be paid to such account or accounts as the Owners may direct and shall be applied towards settlement of the Early Termination Amount (or part thereof) and any other sums due and payable under the Transaction Documents. To the extent that there is any surplus after such application, such surplus shall be paid to the Charterers by way of rebate hire. (f) If the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers is terminated in accordance with the terms of this Charter, the obligation of the Charterers to pay Hire shall cease once the Charterers have made the payment pursuant to paragraph (d) above to the satisfaction of the Owners, whereupon the Owners shall promptly transfer title to the Vessel to the Charterers (or its nominee) in accordance with paragraphs (b) to (f) of Clause 54 (Purchase obligation and transfer of title) as if the reference to "Purchase Obligation Price" in that paragraph (b) is replaced by "Early Termination Amount. (g) Without prejudice to the forgoing or to any other rights of the Owners under the Charter, at any time after a Termination Notice is served under paragraph (c) above, the Owners may, acting in their sole discretion: (i) withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 42 (Redelivery) and 43 (Redelivery conditions); and /or (ii) without prejudice to the Charterers' obligations under Clause 43 (Redelivery conditions), retake possession of the Vessel and, the Charterers agree that the Owners, for such purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Charterers' servants or agents for this purpose; and/or (iii) enforce any Encumbrance created pursuant to the relevant Transaction Documents. (h) Save as otherwise expressly provided in this Charter, the Charterers shall not have the right to terminate this Charter any time prior to the expiration of the Agreement Term. The rights conferred upon the Owners by the provisions of this Clause 51 are cumulative and in addition to any rights which they may otherwise have in law or in equity or by virtue of the provisions of this Charter. 52. Sub-chartering and assignment (a) Except as permitted by paragraph (c) below, the Charterers shall not without the prior written consent of the Owners: HongKong\2550616.3 55

(i) let the Vessel on demise charter for any period; (ii) de-activate or lay up the Vessel; (iii) assign their rights under this Charter. (b) The Charterers acknowledge that the Owners' consent to any sub-bareboat chartering may be subject (amongst other things) to the Owners being satisfied as to the intended flag during such sub-bareboat chartering. (c) Without prejudice to anything contained in this Clause 52, the Charterers shall not enter into any sub-charter for the Vessel other than a Sub-charter which is (i) for a purpose for which the Vessel is suited, and (ii) with a Sub-charterer which is not a Restricted Party and in each case, the Charterers shall (subject to an acceptable Quiet Enjoyment Letter being agreed in respect of such Sub-charter), in relation to any Sub-charter with a charter period over twelve (12) months, assign to the Owners all their earnings arising out of and in connection with such Sub-charter and all their rights and interest in such Sub-charter and all their rights and interest in any Sub-charter Guarantee on such conditions as the Owners may require and the Charterers shall serve a notice on any Sub-charterer and any Sub-charter Guarantor and shall obtain a written acknowledgement of such assignment from such Sub-charterer and such Sub-charter Guarantor in such form as is required by the Owners or any Finance Party (as the case may be). 53. Owners' undertaking regarding change of V esse! registration The Owners undertake that, for the duration of the Agreement, it will not without the prior written consent of the Charterers and/or the relevant Sub-charterers (if applicable) change or permit a change to the flag of the Vessel other than a Pre-Approved Flag or such other flag as may be approved by the Owners and/or such Sub-charterers (if applicable), provided that where the Sub-charterers' consent is required for a change of flag, the Charterers shall use reasonable endeavours to assist the Owners in obtaining such consent from the Sub-charterers. 54. Purchase obligation and transfer of title (a) Subject to the other provisions of this Charter, the Charterers shall be obliged to purchase the Vessel or cause their nominee to purchase the Vessel upon the expiration of the period of ten (10) years commencing from the Actual Delivery Date by payment of the Purchase Obligation Price. (b) In exchange for the full payment of the Purchase Obligation Price and all sums due and payable to the Owners under the Transaction Documents and subject to compliance with the other conditions set out in this Clause, the Owners shall: (i) transfer title to and ownership of the Vessel to the Charterers (or their nominee) by delivering to the Charterers (in each case at the Charterers' costs): (ii) HongKong\2550616.3 (A) a duly executed and notarised, legalised and/or apostilled (as·· applicable) bill of sale; and (B) the Title Transfer PDA; and (subject to the prior written consent of any Finance Party or its agent or permitted assigns and transferees (in each case as applicable)) use best endeavours to procure the deletion of any mortgage or prior Encumbrance in relation to the V esse! at the Charterers' cost, 56 provided always that prior to such transfer or deletion (as the case may be), the Owners shall have received the letter of indemnity as referred to in paragraph (e) below from the Charterers, and the Charterers shall have performed all their obligations in connection herewith and with the Vessel, including without limitation the full payment of all Unpaid Sums, taxes, charges, duties, costs and disbursements (including legal fees) in relation to the Vessel. (c) The transfer in accordance with paragraph (b) above shall be made in all respects at the Charterers' expense on an "as is, where is" basis and the Owners shall give the Charterers (or their nominee) no representations, warranties (other than a warranty that the V esse! shall be free from all Encumbrances other than those created by the Charterers), agreements or guarantees whatsoever concerning or in connection with the Vessel, the Insurances, the Vessel's condition, state or class or anything related to the Vessel, expressed or implied, statutory or otherwise. (d) The Owners shall use reasonable endeavours to ensure that a bill of sale referred to in paragraph (b) above will be prescribed in a fmm recordable in the Charterers' nominated flag state. (e) The Charterers shall, immediately prior to the receipt of the bill of sale, furnish the Owners with a letter of indemnity (in a form satisfactory to the Owners (acting reasonably)) whereby the Charterers and the Charter Guarantor shall state that, among other things, the Owners has and will have no interest, concern or connection with the Vessel after the date of such letter and that the Charterers and/or the Charter Guarantor shall indemnify the Owners and keep the Owners indemnified forever against any claims made by any person arising in connection with the Vessel (other than any claims which are brought or may arise as a result of the Owners' gross negligence or wilful misconduct). (f) In addition to paragraph (d) above, if the transfer referred to in paragraph (b) above is not or cannot be made by the Owners by reason of any action taken or improper[ y omitted by or any breach by any Finance Party under or in connection with any of the Finance Documents (including, without limitation, any failure by any Finance Party to release any Encumbrance constituted by any Finance Document in circumstances where they are or any of them is obliged to do so), then as soon as such transfer is no longer prevented by such or any other action or omission, such transfer shall be made in accordance with the relevant provisions of this Charter. 55. Sale of V esse[ by the Owners (a) The Owners shall not sell the Vessel without the Charterers' prior written consent unless permitted by and in accordance with Clause 51 (Termination Events) or this Clause 55. (b) If requested by the Charterers and provided that the following conditions are satisfied, then the Owners shall (at the cost of the Charterers and without any representation, warranty, recourse or liability) arrange for the sale of the Vessel: (i) no Termination Event has occurred or may occur (other than an early termination for sale) as a result of such proposed sale; (ii) all Necessary Authorisations and consents (including in particular but not limited to any consent from any Sub-charterer if the corresponding Sub-charter is still in place at the relevant time) have been obtained by the Owners, the relevant Obligors or such other persons in each case prior to such proposed sale; (iii) HongKong\255061 6.3 57

(A) the proposed purchaser of the Vessel is not a Restricted Party; and (B) the sale to such proposed purchaser will not otherwise put any of the Owners, the Charterers or other Obligations in breach of any Sanctions; and (iv) in the Owners' opinion (acting reasonably based on such documents or evidence as the Owners may reasonably require): (A) there will be no Net Sale Proceeds Deficit; or (B) if such sale would result in a Net Sale Proceeds Deficit, there is evidence produced to the satisfaction of the Owners that the Charterers have deposited into such account as the Owners may designate a cash amount which is at least the equivalent of such Net Sale Proceeds Deficit. (c) On the date on which the sale is completed, the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers will be deemed to be terminated in accordance with the terms of this Charter, and the Early Termination Amount corresponding to the relevant Hire Period will be deemed to have become due and payable. (d) Notwithstanding paragraph (c) above, the Charterers' obligation to pay the relevant Early Te1mination Amount may be satisfied by the Owners applying the Net Sale Proceeds towards settlement of the Early Termination Amount. For the avoidance of doubt, any residual Net Sale Proceeds after such application shall be refunded to the Charterers by the Owners' deposit of such residual amount into an account designated by the Charterers. 56. Total Loss (a) If circumstances exist giving rise to a Total Loss, the Charterers shall promptly notify the Owners of the facts of such Total Loss. If the Charterers wish to proceed on the basis of a Total Loss and advise the Owners thereof, the Owners shall agree to the Vessel being treated as a Total Loss for all purposes of this Charter. The Owners shall thereupon abandon the Vessel to the Charterers and/or execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a Total Loss. Without prejudice to the obligations of the Charterers to pay to the Owners all monies then due or thereafter to become due under this Charter, if the Vessel shall become a Total Loss during the Charter Period, the Charter Period shall end on the Settlement Date. (b) If the Vessel becomes a Total Loss during the Charter Period, the Charterers shall, on the Settlement Date, pay to the Owners the amount calculated in accordance with paragraph (c) below. (c) On the Settlement Date, the Charterers shall pay to the Owners an amount equal to the Early Termination Amount as at the Settlement Date. The foregoing obligations of the Charterers under this paragraph (c) shall apply regardless of whether or·not any moneys are payable under any Insurances in respect of the Vessel, regardless of the amount payable thereunder, regardless of the cause of the Total Loss and regardless of whether or not any of the said compensation shall become payable. (d) All Total Loss Proceeds shall be paid to such account or accounts as the Owners may direct and shall be applied towards satisfaction of the Early Termination Amount and any other sums due and payable under the Transaction Documents. To the extent that there is any surplus after such application, such surplus shall be paid HongKong\2550616.3 58 to the Charterers by way of rebate hire. (e) The Charterers shall, at the Owners' request, provide satisfactory evidence, in the reasonable opinion of the Owners, as to the date on which the constructive total loss of the Vessel occurred pursuant to the definition of Total Loss. (f) The Charterers shall continue to pay Hire on the days and in the amounts required under this Charter notwithstanding that the Vessel shall become a Total Loss provided always that no further instalments of Hire shall become due and payable after the Charterers have made the payment required by paragraph (c) above. 57. Fees and expenses (a) The Charterers shall on or before the Actual Delivery Date pay to the Owners an arrangement fee in an amount of US$ 1,793,376) (the "Arrangement Fee"), such amount to be set off against the amount of the Purchase Price (as defined in the MOA) due from the Owners (as buyer) to the Charterers (as seller) pursuant to the MOA, provided that if the Vessel is not delivered by the Charterers (as seller) to the Owners (as buyer) under the MOA by 31 December 2016 (the "Original Cancellation Date"), the Charterers shall, within five (5) Business Days from the Original Cancellation Date, pay the Arrangement Fee to the Owners. (b) In addition to the fee referred to in paragraph (a) above, the Charterers shall bear all reasonably incurred costs, fees (including reasonable legal fees) and disbursements incurred by the Owners and the Charterers in connection with: (i) the negotiation, preparation and execution of this Charter, the other Transaction Documents and the Finance Documents; (ii) the delivery of the Vessel under the MOA and this Charter; (iii) preparation or procurement of any survey, inspections, Valuation Report, tax or insurance advice; (iv) all legal fees and other expenses arising out of or in connection with the exercising of the Purchase Obligation by the Charterers pursuant to Clause 54 (Purchase Obligation) of this Charter; and (v) such other activities relevant to the transaction contemplated herein. (c) The Owners shall not be liable for any costs of supervision of construction of the Vessel under the Bnilding Contract nor any agency, stocking up cost, buyer's supplied items or equivalent each of which shall be the responsibility, or for the account, of the Seller or the Charterers. 58. Stamp duties and taxes The Charterers shall pay promptly all stamp, documentary or other like duties and taxes to which the Charter, the MOA and the other Transaction Documents may be subject or give rise and shall indemnify the Owners on demand against any and all liabilities with respect to or resulting from any delay on the part of the Charterers to pay such duties or taxes. 59. Operational notifiable events The Owners are to be advised as soon as possible after the occurrence of any of the following events: (a) when a material condition of class is applied by the Classification Society; HongKong\2550616.3 59

(b) whenever the Vessel is arrested, confiscated, seized, requisitioned, impounded, forfeited or detained by any government or other competent authorities or any other persons for more than five (5) consecutive Business Days; (c) whenever a class or flag authority refuses to issue or withdraws trading certification; (d) whenever the Vessel is planned for dry-docking in accordance with Clause lO(g) (Part II) and whether routine or emergency; (e) the Vessel is taken under tow; (f) any (i) death, or (ii) serious injury on board which would require the Vessel to be diverted from its then trading route; or (g) any damage to the Vessel the repair costs of which (whether before or after adjudication) are likely to exceed the Major Casualty Amount. 60. Further indemnities (a) Whether or not any of the transactions contemplated hereby are consummated, the Charterers shall, in addition to the provisions under Clause 17 (Indemnity) (Part II) of this Charter, indemnify, protect, defend and hold harmless the Owners and the Finance Parties and their respective officers, directors, agents and employees (collectively, the "Indemnitees") throughout the Agreement Term from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, fees, claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, the "Expenses"), imposed on, suffered or incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following: (i) this Charter and any other Transaction Documents and any amendment, supplement or modification thereof or thereto requested by the Charterers; (ii) the Vessel or any part thereof, including with respect to: HongKong\2550616.3 (A) (B) (C) (D) (E) the ownership of, manufacture, design, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair of the Vessel or any part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of spillage of cargo or fuel, out of injury to persons, properties or the environment or strict liability in tort); any claim or penalty arising out of violations of applicable law by the Charterers or any other Sub-charterers; death or property damage of shippers or others; any liens in respect of the Vessel or any part thereof (save for those in favour of the Finance Parties); or any registration and/or tonnage fees (whether periodic or not) in respect of the Vessel payable to any registry of ships; 60

(iii) any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by the Charterers under any Transaction Document to which it is a party or the falsity of any representation or warranty of the Charterers in any Transaction Document to which it is a party or the occurrence of any Termination Event; (iv) in connection with: (A) preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, requisition, impounding, forfeiture or detention of the Vessel; or (B) in securing or attempting to secure the release of the Vessel, in each case in connection with the exercise of the rights of a holder of a lien created by the Charterers; · (v) incurred or suffered by the Owners in: (A) procuring the delivery of the Vessel to the Charterers under Clause 35 (Delivery); (B) recovering possession of the Vessel following termination of this Charter under Clause 51 (Termination Events); (C) arranging for a sale of the Vessel in accordance with Clause 55 (Sale of Vessel by the Owners); or (D) arranging for a transfer of the title of the Vessel in accordance with paragraphs (b) to (f) of Clause 54 (Purchase obligation and transfer of title) (vi) arising from the Master or officers of the Vessel or the Charterers' agents signing bills of lading or other documents; (vii) in connection with: (A) the arrest, seizure, taking into custody or other detention by any court or other tribunal or by any governmental entity; or (B) subjection to distress by reason of any process, claim, exercise of any rights conferred by a lien or by any other action whatsoever, of the Vessel which are expended, suffered or incurred as a result of or in connection with any claim or against, or liability of, the Charterers or any other member of the Charterers' group, together with any costs and expenses or other outgoings which may be paid or incurred by the Owners in releasing the Vessel from any such arrest, seizure, custody, detention or distress. Provided however that the Owners shall not be entitled to any indemnification or recompense pursuant to this Clause 60 for any liabilities, obligations, losses, damages, penalties, claims, actions, suits, fees, costs, expenses and disbursements incurred by the Owners as a consequence of any (A) gross negligence or wilful breach of this Charter by the Owners (including the Owners' officers, directors, agents and employees), or (B) arrest of the Vessel arising directly and solely due to any action or omission on the part of the Owners. HongKong\2550616.3 61

(b) The Charterers shall pay to the Owners promptly on the Owners' written demand the amount of all costs and expenses (including reasonable legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Transaction Document including (without limitation) (i) any losses, costs and expenses which the Owners may from time to time sustain, incur or become liable for by reason of the Owners being deemed by any court or authority to be an operator, or in any way concerned in the operation, of the V esse! and (ii) collecting and recovering the proceeds of any claim under any of the Insurances. (c) Without prejudice to any right to damages or other claim which either party may, at any time, have against the other hereunder, it is hereby agreed and declared that the indemnities of the Owners by the Charterers contained in this Charter shall continue in full force and effect for a period of twenty four (24) months after the Agreement Term. 61. Set-off The Owners may set off any matured obligation due from the Charterers under the Transaction Documents (to the extent beneficially owned by the Owners) against any obligation (whether matured or not) owed by the Owners to the Charterers, regardless of the place of paymentor currency of either obligation. If the obligations are in different currencies, the Owners may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set -off. 62. Further assurances and undertakings Each party shall make all applications and execute all other documents and do all other acts and things as may be necessary to implement and to carry out their obligations under, and the intent of, this Charter. 63. Cumulative rights The rights, powers and remedies provided in this Charter are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated. 64. Day count convention Any interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. 65. No waiver No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Charter will operate as a waiver. No waiver of any breach of any provision of this Charter will be effective unless that waiver is in writing and accepted by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach. 66. Entire agreement (a) This Charter contains all the understandings and agreements of whatsoever kind and nature existing between the parties in respect of this Charter, the rights, interests, undertakings agreements and obligations of the parties to this Charter and shall supersede all previous and contemporaneous negotiations and agreements but shall be read in conjunction with the MOA. (b) This Charter may not be amended, altered or modified except by a written instrument HongKong\2550616.3 62 executed by each of the parties to this Charter. 67. Invalidity If any te rm or prOV ISIOn of thi s Charter or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of thi s Charter or application of such tenn or provision to persons or c ircumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceabiuty does not materially affect the operation of this Charter) not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law. 68. English language All notices, communications and financial statements and reports under or in connecti on with this Charter and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflic t between the English text and the text in any other language, the English text shall prevail. 69. No partnership Nothing in this Charter creates, consti tutes or evidences any partnership, joint venture, agency, trust or employer/employee re lationship between the pa11ies, and neither party may make, or al low to be made any representation that any such re lationship ex ists between the parties. Neither party shal l have the autho1ity to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter. 70. Notices (a) Any notices to be given to the Owners under this Charter shall be sent in writing by registered le tter, facsimile or email and addressed to: Hai Jiao 1602 Limited Address: Fax No.: Emai l: Attention: c/o 10/F, Bank of Beijing Bui lding, l7(C) Jinrong Street, Xicheng District, Beijing 100033 +86 10 66105960 xuv .. e i I @icbcleasing.com I xuwei I @leasing.icbc.com.cn Mr Daniel Xu or to such other address, facsimile number or email address as the Owners may notify to the Charterers in accordance with this C lause 70. (b) Any notices to be given to the Charterers under this Charter shall be sent in writing by registered Jetter, facsimile or email and addressed to: Oak Spirit L.L.C. Address: Fax No.: Emai l: HongKong\2550616.3 c/o Teekay Shipping (Canada) Limited, Suite 2000, Bentall 5, 550 Burrad Street, Vancouver, BC Canada V6C 2K2 +1 604 609 301 L renee.eng@teekay.com 63

Attention: Treasury, Ms. Renee Eng or to such other address, facsimile number or email address as the Charterers may notify to the Owners in accordance with this Clause 70. (c) Any such notice shall be deemed to have reached the party to whom it was addressed, when dispatched and acknowledged received (in case of a facsimile or an email) or when delivered (in case of a registered letter). A notice or other such communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place 71. Conflicts Unless stated otherwise, in the event of there being any conflict between the provisions of Clauses 1 (Definitions) (Part II) to 31 (Notices) (Part II) and the provisions of Clauses 32 (Definitions) to 77 (Waiver of immunity), the provisions of Clauses 32 (Definitions) to 77 (Waiver of immunity) shall prevail. 72. Survival of Charterers' obligations The termination of this Charter for any cause whatsoever shall not affect the right of the Owners to recover from the Charterers any money due to the Owners on or before the termination in consequence thereof and all other rights of the Owners (including but not limited to any rights, benefits or indemnities which are expressly provided to continue after the termination of this Charter) are reserved hereunder. 73. Counterparts This Charter may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes. 74. Confidentiality (a) The Parties shall maintain the information provided in connection with the Transaction Documents strictly confidential and agree to disclose to no person other than: (i) its board of directors, employees (only on a need to know basis), and shareholders, professional advisors (including the legal and accounting advisors and auditors) and rating agencies; (ii) as may be required to be disclosed under applicable law or regulations or for the purpose of legal proceedings; (iii) in the case of the Owners, to any Finance Party or other actual or potential financier providing funding for the acquisition or refinancing of the Vessel (provided the same have entered into similar confidentiality arrangements); (iv) in the case of the Charterers, to any Sub-charterer and any Sub-charter Guarantor in respect of obtaining any consent required under the terms of any Sub-charter; and (v) the shipbuilder and the managers, the classification. society and flag authorities as may be necessary in connection with the transactions contemplated hereunder. (b) Any other disclosure by each Party shall be subject to the prior written consent of the HongKong\2550616.3 64 other Party. 75. Third Parties Act (a) Any person which is an Indemnitee or a Finance Party from time to time and is not a party to this Charter shall be entitled to enforce such terms of this Charter as provided for in this Charter in relation to the obligations of the Charterers to such Indemnitee or (as the case may be) Finance Party, ubject to the provisions of Clause 76 (Law and jurisdiction) and the Third Parties Act. The Third Parties Act applies to thi s Charter as set out in this Clause 74. (b) Save as provided above, a person who is not a party to this Charter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Charter. 76. Law and jurisdiction (a) This Cha11er and any non-contractual obligations ari sing from or in connection with it shall in all respects be governed by and interpreted in accordance with English law. (b) The parties to this Charter irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute (i) arising from or in connection with this Charter or (ii) relating to any non-contractual obligations ruising from or in connection with thi s Charter and that any proceedings may be brought in those courts. (c) The parties to this Charter irrevocably waive any objection which they may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 76, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agree that a judgment in any proceedings commenced in any such court shall be conclusive and binding on them and may be enforced in the courts of any other jurisdktion. (d) The Charterers hereby appoint Teekay Shipping (UK) Limited of 2nd Floor, 86 Jermyn Street, London SW 1 Y 6JD, England as their agent for service of process in connection with any suit, action or proceeding which is begun in England and Wales under or in connection with this Charter. (e) The Owners hereby appoint SH Process Agents Limited of 1 Finsbury Circus, London, EC2M 7SH, England as their agent for service of process in connection with any suit, action or proceeding which is begun in England and Wales under or in connection with this Charter. 77. Waiver of immunity (f) To the extent that the Charterers may in any jurisdiction claim for themselves or their assets or revenues immunity from any proceedings, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Charterers or their assets or revenues, the Charterers agree not to claim and irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction. (g) The Charterers consent genera lly in respect of any proceedings to the giving of any relief and the issue of any process in connection with such proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which HongKong\2550616.3 65 is made or given in such proceedings. The Charterers agree that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of such Act. 78. FATCA (a) For the purpose of this Clause 78, the following terms shall have the following meanings: "Code" means the United States Internal Revenue Code of 1986, as amended. "FATCA" means: (i) sections 1471 through 1474 of the Code and any associated regulations; (ii) any treaty, Jaw, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or (iii) any agreement pursuant to the implementation of paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction. "FATCA Deduction" means a deduction or withholding from a payment under this Charter or the other Transaction Documents required by or under FATCA. (b) Each Party, Obligor or Finance Party (if applicable) may make any FATCA Deduction it-is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party, Obligor or Finance Party (if applicable) shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. (c) Each Party, Obligor or Finance Party (if applicable) shall promptly, upon becoming aware that it must make a FATCA Deduction (or that thereis any change in the rate or the basis of such FATCA Deduction) notify the Party, Obligor or Finance Party (if applicable) to whom it is making the payment. HongKong\2550616.3 66

SCHEDULE! RELATED VESSEL AND RELEVANT INFORMATION HongKong\2550616.3 67

SCHEDULE2 FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE PROTOCOL OF DELIVERY AND ACCEPTANCE It is hereby certified that pursuant to a bareboat charter dated and made between Hai Jiao 1602 Limited (the "Owner") as owner and Oak Spirit L.L.C. (the "Bareboat Charterer") as bareboat charterer (as maybe amended and supplemented from time to time, the "Bareboat Charter") in respect of one (1) LNG carrier named m.v. "Oak Spirit" and registered under the laws and flag of The Commonwealth of Bahamas with IMO number 9681699 (the "Vessel"), the Vessel is delivered for charter by the Owner to the Bareboat Charterer, and accepted by the Bareboat Charterer from the Owner at hours (Beijing time) on the date hereof in accordance with the terms and conditions of the Bareboat Charter. IN WITNESS WHEREOF, the Owner and the Bareboat Charterer have caused this PROTOCOL OF DELIVERY AND ACCEPTANCE to be executed by their duly authorised representative on this dayof 20[•]in[•]. THE OWNER HAl JIAO 1602 LIMITED by: Name: Title: Date: HongKong\2550616.3 68 THEBAREBOATCHARTERER OAK SPIRIT L.L.C. by: Name: Title: Date:

SCHEDULE3 FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE PROTOCOL OF DELIVERY AND ACCEPTANCE m.v. "Oak Spirit" Hai Jiao 1602 Limited of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands (the "Owners") deliver to Oak Spirit L.L.C. of Tmst Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands (the "Bareboat Charterers") the Vessel described below and the Bareboat Charterers accept delivery of, title and risk to the Vessel pursuant to the terms and conditions of the bareboat charterer dated [•] 20[•] (as may be amended and supplemented from time to time) and made between (1) the Owners and (2) the Bareboat Charterers. Name of Vessel: Flag: Place of Registration: IMONumber: Gross Registered Tonnage: Net Registered Tonnage: Dated: At: hours ([Beijing] time) Place of deli very: THE OWNER HAl JIAO 1602 LIMITED by: Name: Title: Date: HongKong\2550616.3 m.v. "Oak Spirit" The Commonwealth of Bahamas Nassau 9681699 [•J [•J 20[•] 69 THE BAREBOAT CHARTERER OAK SPIRIT L.L;C. by: Name: Title: Date:

SCHEDULE 4
SCHEDULE OF HIRE PERIOD AMORTISING PRINCIPAL OF EARLY TERMINATION AMOUNTS

Hire Period	Amount ('000,000US$)	Hire Period	Amount ('000,000US$)
1	$178.80	21	$145.60
2	$177.60	22	$143.60
3	$176.50	23	$141.50
4	$175.30	24	$139.40
5	$173.70	25	$137.30
6	$172.10	26	$135.10
7	$170.50	27	$133.00
8	$168.80	28	$130.80
9	$167.40	29	$128.60
10	$165.60	30	$126.30
11	$163.90	31	$124.00
12	$162.10	32	$121.70
13	$161.10	33	$119.30
14	$159.20	34	$116.90
15	$157.30	35	$114.50
16	$155.50	36	$112.10
17	$153.50	37	$109.70
18	$151.60	38	$107.10
19	$149.60	39	$104.60
20	$147.60	40	$100.00

HongKong\2550616.3 70

SCHEDULES FORM OF COMPLIANCE CERTIFICATE To: From: Teekay LNG Partners L.P. Dated: Dear Sirs LNG carrier with builder's hull number 2408 (the "Vessel") Bareboat charter dated [ •] in relation to the Vessel (the "Charter") I. We refer to the Charter. This is a Compliance Certificate. Terms defined in the Charter have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate. 2. We confirm that as at the date as at which the financial statements accompanying this Compliance Certificate were drawn up: (a) the Free Liquidity and Available Credit Lines (in aggregate) were: [ ] Dollars (US$[ ]); us (b) the Net Debt to Net Debt plus Equity Ratio was not more than 0 per cent. ([ ]%); and (c) the Tangible Net Worth was at least [ ] US Dollars (US$[ ]). Signed: ........................................ . Signed: ........................................ . Authorised Signatory Authorised Signatory HongKong\2550616.3 71

SIGNATURE PAGE ADDITIONAL CLAUSES TO BAREBOAT CHARTER FOR THE LNG CARRIER WITH BUU.DER'S HULL NUMBER 2408 THE OWNERS RAJ JlAO 1602 LIMITED by: Na~ Roxanne Lorraine Chambers Title: Attorney-in-fact Date: HongKong\25506 16.3 72 THE CHARTERERS OAK SPIRJT L.L.C. by: Name: ~ Title: Patrick Smith Date: Attorney-in-Fact